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                                                                    EXHIBIT 10.2

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF LOUISIANA

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                                :
IN RE                           :     BANKRUPTCY NUMBERS
TORCH OFFSHORE, INC.            :     05- 10137
                  DEBTOR(S)     :     SECTION "B"
                                :     CHAPTER 11
                                :     REORGANIZATION
                                :
                                :     (JOINTLY ADMINISTERED WITH)
                                :
TORCH OFFSHORE, L.L.C. AND      :     05- 10138
TORCH EXPRESS, L.L.C.           :     05- 10140
                                :
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       MOTION OF THE DEBTORS PURSUANT TO 11 U.S.C. Sections 105, 363, 365
          AND 1146(C) AND FED. R. BANKR. P. 2002, 6004 AND 6006 FOR AN
                ORDER (A) APPROVING THE SALE OF CERTAIN VESSELS,
                 EQUIPMENT, INVENTORY, INTELLECTUAL PROPERTY AND
                CERTAIN RELATED ASSETS, AND ASSIGNMENT OF CERTAIN
               CONTRACTS, TO CAL DIVE INTERNATIONAL, INC. OR OTHER
             SUCCESSFUL BIDDER(S) AT AUCTION, FREE AND CLEAR OF ALL
                 LIENS, CLAIMS, ENCUMBRANCES AND INTERESTS; (B)
                APPROVING BIDDING PROCEDURES AND BID PROTECTIONS
               (INCLUDING BREAK-UP FEE AND EXPENSE REIMBURSEMENT);
             AND (C) APPROVING THE FORM AND MANNER OF NOTICE THEREOF

TO THE HONORABLE JERRY A. BROWN
UNITED STATES BANKRUPTCY JUDGE:

            By this motion (the "Motion"), Torch Offshore, Inc. ("TOI"), Torch Offshore, LLC ("TOLLC"), and Torch Express, LLC ("TELLC"), as debtors and debtors in possession (collectively, the "Sellers" or the "Debtors"), by and through their undersigned counsel, hereby move this Court pursuant to sections 105, 363, 365 and 1146(c) of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 6004 and 6006 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), for (a) entry of an order, substantially in the form attached hereto as Exhibit A (the "Sale

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Order"), (i) authorizing the sale of certain vessels, equipment, inventory, intellectual property, and certain related assets, and the assignment of certain contracts, to the Buyer International, Inc. ("Cal Dive" or the "Buyer") or other successful bidder(s) at auction, free and clear of all liens, claims, encumbrances and interests (the "Sale") and (ii) approving that certain Asset Purchase Agreement dated as of April 1, 2005 between the Debtors and Cal Dive (the "Purchase Agreement"), a copy of which is attached hereto as Exhibit B, and
(b) entry of an order, substantially in the form attached hereto as Exhibit C (the "Bidding Procedures Order"), (i) approving bidding procedures and certain bid protections in connection with the Sale, including the Break-Up Fee (1) and Expense Reimbursement, (ii) approving the form and manner of the Sale Notice Package (as hereinafter defined), and (iii) setting a date for a hearing to approve the Sale (the "Sale Hearing"). In support of this Motion, the Debtors respectfully represent as follows:

                                   BACKGROUND

            1. On January 7, 2005 (the "Petition Date"), each of the Debtors commenced a case under chapter 11 of the Bankruptcy Code. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

            2. No trustee or examiner has been appointed in the Debtors' chapter 11 cases. On January 21, 2005, the United States Trustee for the Eastern District of Louisiana (the "U.S. Trustee") appointed an official committee of unsecured creditors (as modified, the "Creditors' Committee").

----------------------------
(1) Terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

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            3. TOLLC and TELLC are wholly-owned subsidiaries of TOI, a publicly held company that was previously traded on the NASDAQ(2). The Debtors are a leading provider of integrated pipeline installation, subsea construction and support services to the offshore oil and natural gas industry, primarily in the United States Gulf of Mexico (the "Gulf of Mexico").

                                  JURISDICTION

            4. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C.
Section 157(b). Venue is proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409.

                      FACTORS LEADING TO THE PROPOSED SALE

Deterioration of the Debtors' Businesses

            5. Since the quarter ending June 2003, the Debtors have experienced considerable losses. In the past year, the Debtors' revenues have largely remained stable or increased while the Debtors' operating costs have substantially increased as the Debtors expanded their fleet and personnel to support their expansion into deep water, which caused a drop off in operating profits. The Debtors also incurred high legal and other expenses in 2003 and 2004 relating to certain vessel charters. Consequently, the Debtors experienced a significant drop in operating profits.

            6. In addition, market forces have kept prices and fleet utilization at low levels while the Debtors' operating costs have generally increased, and as a result, an adverse impact has been seen on their gross margin. For example, adverse weather conditions in the Gulf of Mexico during September 2004 negatively impacted the

----------------------------
(2) Shares of TOI were de-listed from the NASDAQ effective as of March 28, 2005. Shares of TOI are currently traded on the "Pink Sheets," a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its Web site, http://pinksheets.com/.

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Debtors' utilization for the third quarter of 2004 and contributed to the delays in the completion of the Midnight Express. In the fourth quarter of 2004, the Debtors were unable to operate three of the vessels in their fleet, as they did not have sufficient liquidity to drydock the vessels. Moreover, prior to the Petition Date, three of the Debtors' vessels, the Midnight Express, the Midnight Wrangler and the Midnight Eagle were seized by the United States Marshal as a result of actions initiated by certain of the Debtors' creditors.

            7. Since the Petition Date, the Debtors, assisted by their financial and legal advisors, have undertaken a complete review of all of the Debtors' restructuring options with a view towards maximizing the recovery for all creditors. Notwithstanding the Debtors' aggressive restructuring efforts, based on the Debtors' inability to generate positive cash flows, the Debtors have determined that a sale of substantially all of their assets is required to preserve the value of the Debtors' assets for the benefit of their creditors.

The Debtor-in-Possession Credit Agreement

            8. Prior to the Petition Date, the Debtors negotiated the terms of a postpetition credit agreement with Regions Bank ("Regions") and Export Development Canada ("EDC" and collectively, the "DIP Lenders"), their prepetition lenders, in order to obtain the necessary working capital to operate their businesses during their chapter 11 cases.

            9. After extensive negotiations, the DIP Lenders agreed to provide the Debtors with a debtor-in-possession credit facility in the principal amount of $6.9 million, plus a bonding facility (in the DIP Lenders' sole discretion) in an amount up to

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$2 million in the aggregate (collectively, the "DIP Loan"). The DIP Lenders also agreed to allow the Debtors to use certain cash collateral in which the DIP Lenders claim an interest.

            10. On January 11, 2005, the Court entered an "Interim Order (a) Authorizing Postpetition Financing and Granting Security Interests and Superpriority Administrative Expense Status Pursuant to Sections 361, 362, and 364 of the Bankruptcy Code; (b) Authorizing the Use of Cash Collateral Pursuant to Section 363(c) of the Bankruptcy Code; (c) Modifying the Automatic Stay Pursuant to Section 362 of the Bankruptcy Code; and (d) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001" (the "Interim DIP Order"). The Interim DIP Order approved the DIP Loan on an interim basis and authorized the Debtors to execute definitive documentation which memorializes its terms.

            11. Following entry of the Interim DIP Order, the Debtors and the DIP Lenders entered into that certain Debtor-in-Possession Credit Agreement, dated January 12, 2005, and certain related loan documents (collectively, the "DIP Credit Agreement"), which set forth all of the terms and conditions of the DIP Loan.

            12. On January 28, 2005, the Court entered a "Final Order (a) Authorizing Postpetition Financing and Granting Security Interests and Superpriority Administrative Expense Status Pursuant to Sections 361, 362, and 364 of the Bankruptcy Code; (b) Authorizing the Use of Cash Collateral Pursuant to Section 363(c) of the Bankruptcy Code; and (c) Modifying the Automatic Stay Pursuant to Section 362 of the Bankruptcy Code" (the "Final DIP Order"). The Final DIP Order affirmed the Interim DIP Order and approved the DIP Loan on a final basis.

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            13. Pursuant to that certain Amendment No. 1 to Debtor-in-Possession
Credit Agreement and Loan Documents (the "DIP Amendment"), the Debtors and the DIP Lenders, subject to Court approval, agreed to amend the DIP Credit
Agreement. The DIP Amendment provides, among other things, (i) for an increase in the amount of the DIP Loan from $6.9 million to $8.3 million and (ii) for an extension of the maturity date of the DIP Loan from April 1, 2005 until April
29, 2005. The DIP Amendment was approved by the Court on April 6, 2005.

            14. Pursuant to the terms of the DIP Credit Agreement, it is an event of default thereunder if the Debtors fail to execute a binding agreement for the sale of the Midnight Express by a date to be agreed upon between the DIP Lenders and the Debtors. In connection with the DIP Amendment, the Debtors and the DIP Lenders set April 15, 2005 as the deadline for execution by the Debtors of a sale agreement for the Midnight Express and to file a motion seeking the approval of such agreement and auction procedures relating thereto.

            15. During the marketing process of the Midnight Express, the Debtors received an offer from Cal Dive to purchase all of the Debtors' owned vessels, including the Midnight Express. The Debtors thereafter determined that entering into the Purchase Agreement, pursuant to which Cal Dive has become the "stalking horse" and which allows the Debtors to establish an auction process, would maximize the return to all of the Debtors' creditors. Moreover, the Purchase Agreement and this Motion satisfy the sale requirements under the DIP Credit Agreement.

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                                MARKETING EFFORTS

            16. In June 2004, the Debtors retained Raymond James & Associates, Inc. ("Raymond James"),(3) as investment banker to, among other things, assist in determining the best way of maximizing the value of the Debtors' businesses, including soliciting offers from qualified buyers for a possible purchase of substantially all of the Debtors' assets.

            17. Beginning with the Debtors' retention of Raymond James and continuing after the Petition Date, Raymond James identified several companies potentially interested in acquiring one or more of the Debtors' vessels. As a result of these marketing efforts, the Debtors received numerous expressions of interest and inquiries from parties potentially interested in acquiring certain of the Debtors' assets and, ultimately, a significant number of parties conducted due diligence with respect to the Debtors' assets. Under the existing circumstances, the proposal from Cal Dive afforded the Debtors the best opportunity to sell the Subject Assets (defined below) on the best available terms.

            18. Following extensive, arms' length negotiations with Cal Dive, the parties entered into the Purchase Agreement. Pursuant to the Purchase Agreement, Cal Dive agreed to purchase the Subject Assets for $92,000,000 in cash plus the payment of certain amounts relating to the assumption and assignment of certain of the Debtors' executory contracts, as described below, subject to any higher and better offers that may be obtained through an auction process.

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(3) The Debtors' retention of Raymond James was approved by the Court on a final basis pursuant to an order dated January 28, 2005.

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                             THE PURCHASE AGREEMENT (4)

            19. On April 1, 2005, subject to this Court's approval, the Sellers and Cal Dive entered into the Purchase Agreement, pursuant to which Cal Dive agreed to purchase and Sellers agreed to sell the following assets (each subject to certain conditions):

            a. the following vessels: (i) Midnight Express, (ii) Midnight Brave, (iii) Midnight Carrier, (iv) Midnight Dancer, (v) Midnight Eagle, (vi) Midnight Fox, (vii) Midnight Gator,
                  (viii) Midnight Rider, (ix) Midnight Star, (x) Midnight Wrangler and (xi) Sapphire (collectively, the "Vessels"):

            b. all furniture, fixtures, furnishings, equipment (including all SAT systems), inventory, improvements and other tangible personal property owned by Sellers for the use of the Vessels and located on the Vessels or located at the Sellers' Dulac, Louisiana fabrication yard, including all artwork, desks, chairs, tables, any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment and miscellaneous furnishings and supplies; and, without limitation, with respect to any Vessels (i) the Vessels' machinery, engines, lay installation equipment, towers, reels, cranes, tensioners, spares, motors, generators, riggings, attachments, accessories, fixtures, replacement parts, consumables, fuel, oil, and all other appurtenances associated with the Vessels, whether located on the Vessels or at shore based facilities; (ii) all surveys, inspection records, safety logs and maintenance and navigation records, vessel logs, engineering logs, documents relating to class and as-built and design drawings relating to each of the Vessels; and (iii) all owner's and operator's manuals related to, or used or usable by each of the Vessels; (iv) all construction and diving equipment including, but not limited to, chambers, hydraulic units, hydraulic tools, tool compressors, dive compressors, jet pumps, positive displacement pumps, centrifugal pumps, dive hoses, video equipment, recorders, welding equipment, engines, jet hoses, air tools and hand tools whether located at shore-based facilities or on the Vessels; and (v) all equipment used to support loading and unloading the Vessels, including, without limitation, cranes, fork lifts, cherry pickers, conex boxes, supply

---------------------------------
(4) To the extent there are any inconsistencies between the summary description of the Purchase Agreement contained herein and the terms and conditions of the Purchase Agreement, the terms of the Purchase Agreement control.

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                  baskets, trucks, trailers, and vans whether located at
                  shore-base facilities or on the Vessels (collectively, the "Equipment");

            c. certain patent, patent applications and software, as listed in the Purchase Agreement (the "Purchased Intellectual Property");

            d.    contracts and leases to be identified by Cal Dive at least one
                  (1) Business Day prior to the hearing on the Bidding Procedures, but only to the extent that such contracts are executory contracts or unexpired leases that are able to be assumed and assigned by the Debtors to Cal Dive, and that relate to goods or services that are necessary, required or reasonably appropriate for the use, maintenance and operation of the Subject Assets (the "Purchased Contracts" and, together with the Vessels, the Equipment, and the Purchased Intellectual Property, the "Subject Assets").

            20. The purchase price for the Subject Assets is $92,000,000 plus the Cure Payment (defined below) (the "Purchase Price").

            21. Other key terms of the Purchase Agreement are as follows:

      EXCLUDED ASSETS: All property and assets of the Debtors other than the Subject Assets shall remain property of the Debtors' estates, including, without limitation, accounts receivable of the Debtors and any Contracts, legal or equitable rights of the Debtors and their bankruptcy estates, other than warranties and the Purchased Contracts.

      ASSUMPTION OF THE PURCHASED CONTRACTS: The Debtors will assume and assign to the Buyer the Purchased Contracts at the Closing. The Buyer will be responsible for the cure amounts associated with the Purchased Contracts up to $1,000,000 plus fifty percent (50%) of any and all cure amounts in excess of $1,000,000 (the "Cure Payment").

      CLOSING DATE: The Closing of the Sale will take place at a time agreed by the parties, during normal business hours, at the offices of the Debtors' counsel or at such other venue as the Debtors and Buyer may select. The Parties shall use all reasonable efforts to cause the Closing to occur within three (3) business days following the date on which all conditions to Closing are satisfied or waived.

      EXCLUSION OF WARRANTIES: The Subject Assets will be sold and delivered and taken over "as is, where is" at the time of Closing without any warranty or representation by the Debtors whatsoever, express or implied, as to the design, quality, condition, merchantability or seaworthiness, or as to the fitness of the Vessels or the Equipment for any particular purpose or trade. Following the Closing, other than with respect to certain assurances relating to the actual transfer of the Subject Assets, the Debtors shall have no obligation with respect thereto.

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      BREAK-UP FEE/EXPENSE REIMBURSEMENT: If, following the entry of the Bidding
      Procedures Order, the Purchase Agreement is terminated for any of the following reasons: (i) by the Debtors, if the Closing has not occurred by June 30, 2005 or such later date as described in the Purchase Agreement (provided the Debtors are not in material default); (ii) by Cal Dive, on the earlier of (x) June 30, 2005, if the Closing has not occurred by such date and an Order authorizing a Competing Transaction has not been entered by such date, and (y) 60 days from the entry of an Order approving a Competing Transaction, or such later date as described in the Purchase Agreement (provided the Buyer is not in material default); (iii) by Cal Dive, based on the occurrence of a material breach by the Debtors resulting in a Material Adverse Effect; or (iv) by the Debtors or Cal
      Dive, due to the consummation of a Competing Transaction, then the Buyer shall be entitled to (i) a Break-Up Fee equal to $1,878,500 (5) and (ii) an Expense Reimbursement, not to exceed $500,000 in the aggregate, for reasonable expenses of outside counsel in connection with drafting, negotiating and performing the Purchase Agreement and fees and other reasonable expenses incurred in connection therewith (including, without limitation, any filing fees), in the case of the Expense Reimbursement as actually incurred by Buyer. In addition to the foregoing, in the event that a sale of the Subject Assets either to Cal Dive or another bidder does not occur, Cal Dive shall be entitled to payment of the Break-Up Fee and Expense Reimbursement upon the earlier of (1) the effective date of any chapter 11 plan confirmed in the Bankruptcy Case or (ii) one (1) year after the Petition Date.

      SECURITY DEPOSIT: Within three (3) Business Days after the Effective Date, Buyer is required to deposit with the Escrow Agent pursuant to the Escrow Agreement the sum of $4,600,000 in immediately available funds. The Security Deposit plus any interest or other amount accrued thereon shall either (i) be applied as a credit towards the Purchase Price, (ii) be returned to Buyer in the event that the Purchase Agreement is terminated (other than due to a material breach by Buyer as provided in the Purchase Agreement), or (iii) be paid to the Debtors in the event that the Purchase Agreement is terminated by the Debtors due to a material breach by Buyer.

      SURVIVAL OF REPRESENTATIONS/WARRANTIES: All representations and warranties terminate at closing.

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(5) The Break-Up Fee is equal to two and one half percent (2.5%) of those
    Subject Assets that form a part of the Prepetition Collateral (as defined in the Final DIP Order), which, solely for purposes of calculating the Break-Up Fee and for no other purpose, was fixed by Cal Dive in the Purchase Agreement at Seventy-Five Million One Hundred Forty Thousand Dollars ($75,140,000).

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      BUYER'S CONDITIONS TO CLOSING: The Buyer's obligation to close on the Sale is subject to the fulfillment of certain conditions at or prior to the closing of such transaction, including, among other things, that (i) the Debtors have made all filings and have received all material consents, waivers and approvals, (ii) the Debtors have complied in all material respects with their representations and warranties, and have completed all required deliveries, (iii) the Bidding Procedures Order has been entered by the Bankruptcy Court in a form and substance reasonably acceptable to the Buyer and (iii) certain other conditions set forth in Section 8.1 of the Purchase Agreement.

      SELLER'S CONDITIONS TO CLOSING: The Debtors' obligation to close on the Sale is subject to fulfillment of certain conditions at or prior to the closing of such transaction, including, among other things, that the Buyer has made all filings and has received all material consents, waivers and approvals (including all filings and approvals required under the Hart-Scott-Rodino Act), the Buyer has paid the Debtors the Purchase Price and the Buyer has delivered the Escrowed Funds to the Escrow Agent in accordance with the Escrow Agreement, and certain other conditions set forth in Section 8.2 of the Purchase Agreement.

      TERMINATION: The Purchase Agreement may be terminated, among other reasons, as follows:

            (i)   by mutual consent of the Parties;

            (ii) at the election of the Debtors (provided that the Debtors are not in material default under the Purchase Agreement), on or after June 30, 2005 if the Closing shall not have occurred (provided, however, if all other conditions to Closing have occurred, but the Sale Order has not been entered by June 30, 2005, then the Debtors may not terminate prior to July 31,
                  2005);

            (iii) at the election of Cal Dive at the earlier of (a) June 30,
                  2005, if the Closing has not occurred and if an Order authorizing a Competing Transaction has not been entered (provided, however, if all other conditions to Closing have occurred, but the Sale Order has not been entered by June 30, 2005, then Cal Dive may not terminate prior to July 31, 2005); and (b) 60 days after entry of an Order authorizing a Competing Transaction;

            (iv) by Cal Dive, if the Bidding Procedures Order shall not have been approved by the Bankruptcy Court on or before May 4, 2005 and entered promptly thereafter;

            (v) without further notice or action, by either the Debtors or Cal Dive, upon the consummation of a Competing Transaction; or

            (vi) in the event of a material breach by one party, by the non-breaching party.

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      NEXT HIGHEST BIDDER: Provided a Competing Transaction fails to close and the Purchase Agreement has not been terminated, Cal Dive remains obligated to consummate the Transaction, and the Escrow Agent shall retain the security deposit, for a period of 60 days after the Bankruptcy Court enters an Order authorizing the Competing Transaction; provided the Debtors seek to obtain an order authorizing the Competing Transaction within fourteen (14) days of the date on which the Auction concludes.

      SOLICITATION OF BIDDERS: Except in connection with the Auction or as otherwise consistent with the Bidding Procedures, the Bidding Procedures Order or any other Order of the Bankruptcy Court, the Debtors shall not, and shall cause their respective employees, officers, directors, representatives and agents not to, solicit or initiate discussions or negotiations with any third party with respect to the Subject Assets or a Competing Transaction without the written consent of Buyer. Notwithstanding the foregoing, nothing contained herein shall prohibit the Sellers or their respective employees, officers, directors, representatives and agents from providing information to any Person in response to unsolicited inquiries regarding a potential Competing Transaction.

                         THE BIDDING AND AUCTION PROCESS

            22. The sale of the Subject Assets pursuant to the Purchase Agreement is subject to higher or better offers. To ensure maximum value is obtained, the Debtors and Cal Dive have agreed to certain terms and procedures (collectively, the "Bidding Procedures") to govern the submission of competing bids for all or a portion of the Subject Assets and for the conduct of an auction. The Bidding Procedures are attached hereto as Exhibit D, and, in conjunction with the Purchase Agreement, provide for the following: (6)

   a) Timeline. The Bidding Procedures and Purchase Agreement establish a timeline by which (i) the Debtors are required to obtain certain Court approvals and (ii) certain other events must occur. The Debtors are required to file this Motion by no later than three (3) business days after the Effective Date of the Purchase Agreement. The Debtors must request that a hearing with respect to the Bidding

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(6) To the extent there are any inconsistencies between the summary description of the Bidding Procedures contained herein and (i) the terms and conditions of the Purchase Agreement and/or (ii) the Bidding Procedures that are attached to the Purchase Agreement, the terms of the Bidding Procedures attached to the Purchase Agreement shall control. Capitalized terms not defined in the summary shall have the meaning ascribed to them in the Bidding Procedures.

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      Procedures (the "Bidding Procedures Hearing") be held no later than twenty-one (21) days after this Motion is filed. The Bid Deadline (defined below) shall be no later than thirty (30) days following the entry of the Bidding Procedures Order. The Auction (defined below) shall be held approximately five (5) days after the Bid Deadline and the Debtors must request that the Sale Hearing be held no later than fifty (50) days after the entry of the Bidding Procedures Order.

      Based on the filing date of this Motion (i.e., April 6, 2005), the Debtors request that the Bidding Procedures Hearing be held on April 27, 2005. Assuming that the Bidding Procedures Order is entered on April 28, 2005, the Bid Deadline would be scheduled for May 27, 2005, and the Auction (if necessary) would be conducted on June 2, 2005. Given this timing and in accordance with the Purchase Agreement, the Debtors request that the Court hold the Sale Hearing on June 8, 2005.

   b) Determination of "Qualified Bidder" Status. In order to participate in the Bidding Process, each person (a "Potential Bidder") must deliver to the Debtors (i) a confidentiality agreement in form and in substance satisfactory to the Debtors and (ii) current audited financial statements of the Potential Bidder or, if the Potential Bidder is an entity formed for the purpose of acquiring the Subject Assets, current audited financial statements of the equity holder(s) of the Potential Bidder, or such other form of financial disclosure acceptable to the Debtors demonstrating such Potential Bidder's ability to close a Sale.

      A "Qualified Bidder" is a Potential Bidder (x) that timely delivers the documents described in (i) and (ii) above and (y) that the Debtors, in their business judgment, determine is financially able to consummate the purchase of the Subject Assets. The Debtors reserve the right to make the sole and final determination of who is a Qualified Bidder. Cal Dive, Regions, EDC and General Electric Capital Corporation ("GECC") are each deemed to be a Qualified Bidder.

   c) Requirements for Qualifying Bids. A bid received from a Qualified Bidder will constitute a "Qualifying Bid" only if it includes all of the Required Bid Documents listed below and meets all of the Bid Requirements set forth below:

            (i) A Qualified Bidder must submit the following "Required Bid Documents" in a form acceptable to the Debtors: (1) a written offer stating that (x) the Qualified Bidder offers to purchase one or more, or substantially all, of the Subject Assets, (y) an executed purchase and sale agreement that substantially conforms to the Purchase Agreement or that contains terms and conditions that are no less favorable to the Debtors than the Purchase Agreement, and (z) the Qualified Bidder's offer is irrevocable until the closing of the purchase of the Subject Assets; and (2) a good faith deposit (the "Good Faith Deposit") in the form of a certified check (or other form acceptable to the Debtors in their sole discretion) payable to the order of the Debtors (or such other party as the Debtors may determine) in an amount equal to or greater than the sum of 5% of the of the Qualified Bidder's bid;

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            (ii)  The potential purchaser must provide additional financial and other information as requested by the Sellers to make a determination as to the Qualifying Bidder's financial and other capabilities to consummate the transactions contemplated by the Purchase Agreement;

            (iii) The bid is accompanied by satisfactory evidence of the
                  Qualified Bidder's ability to provide adequate assurance of future performance (within the meaning of the Bankruptcy Code) under any unexpired leases and executory contracts to be assumed by Sellers and assigned to the Qualified Bidder;

            (iv) The Qualified Bidder acknowledges and represents that it: (1) has had an opportunity to conduct due diligence regarding the Subject Assets prior to making its offer and does not require significant further due diligence; (2) has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Subject Assets in making its bid; and
                  (3) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Subject Assets, or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in the Bidding Procedures;

            (v) The bid must consist of a good faith, bona fide offer to purchase all or a portion of the Subject Assets for cash, cash equivalents, debt or equity securities and/or the assumption of all or a portion of the Debtors' liabilities; and

            (vi) The bid is not conditioned upon the Bankruptcy Court's approval of any bid protections, such as a breakup fee, termination fee, expense reimbursement or similar type of payment.

   d) Bid Deadline. All Qualifying Bids must be submitted to: (i) Torch Offshore, Inc., 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056
      Attn: David Phelps and Robert Fulton; (ii) the Debtors' bankruptcy counsel, (a) Heller, Draper, Hayden, Patrick, & Horn, LLC, 650 Poydras Street, Suite 2500, New Orleans, LA 70130, Attn: Jan M. Hayden, Esq. and William H. Patrick, III, Esq., and (b) King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036-4003, Attn: Lawrence A. Larose, Esq. and George B. South, Esq.; and (iii) Raymond James & Associates, 250 Park Avenue, 2nd Floor, New York, NY 10177, Attn: Raj Singh, so as to be received not later than 12:00 p.m. (prevailing central time) on the date to be set by the Court and which shall be no more than thirty (30) days after entry of the Bidding Procedures Order (the "Bid Deadline").

   e) Auction. In the event that the Debtors timely receive one or more Qualifying Bids other than Cal Dive's bid under the Purchase Agreement, the Debtors shall conduct an auction for the Subject Assets (the "Auction"). The Auction will take place starting at 9:00 a.m. (prevailing central time), on the date than is approximately five (5) days after the Bid Deadline, at Heller, Draper, Hayden, Patrick, & Horn,

      LLC, 650 Poydras Street, Suite 2500, New Orleans, LA 70130, or at such other place as agreed to by the Debtors and Cal Dive and of which the Debtors will notify all Qualified Bidders who have submitted Qualified Bids. The Auction shall be governed by the following procedures:

            (i) At least one (1) Business Day prior to the Auction, the Debtors will provide to the Buyer and all other Qualified Bidders a copy of the highest or otherwise best Qualified Bid received and copies of all other Qualified Bids. In addition, Sellers will inform the Buyer and each Qualified Bidder who has expressed its intent to participate in the Auction of the identity of all Qualified Bidders that may participate in the Auction and will provide copies of the bids of all such Qualified Bidders.

            (ii) Only Cal Dive, the Debtors, representatives of the Creditors' Committee, Regions, EDC, GECC and any Qualifying Bidders (and the professionals for each of the foregoing) shall be entitled to attend and be heard at the Auction.

            (iii) Only Cal Dive, Regions, EDC, GECC and the Qualifying Bidders
                  shall be entitled to make any subsequent bids at the Auction.

            (iv) Cal Dive and the Qualifying Bidders shall appear in person at the Auction, or through a duly authorized representative.

            (v) During the Auction, bidding will begin at the purchase price stated in the highest or otherwise best Qualified Bid, plus the amount of the Break-Up Fee, plus the maximum amount of the Expense Reimbursement, plus $150,000, unless such Qualifying Bid or Bids already include(s) such Break-Up Fee, Expense Reimbursement and $150,000 Overbid Amount. Qualifying Bidders may then submit successive bids in increments of at least $150,000 higher than the bid at which the Auction commenced and then continue in minimum increments of at least $150,000 higher than the previous bid.

            (vi) The Auction shall continue until there is only one offer, or combination of offers, that the Debtors determine, subject to Bankruptcy Court approval, is the highest or otherwise best Qualifying Bid (the "Prevailing Bid"). In making this decision, the Debtors shall consider, without limitation, the amount of the purchase price, the form of consideration being offered, the likelihood of such bidder's ability to close a transaction and the timing thereof, and the net benefit to the Debtors' estates. The Qualifying Bidder submitting such Prevailing Bid shall become the "Prevailing Bidder," and shall have such rights and responsibilities as set forth in the Prevailing Bidder's asset purchase agreement. Within one (1) business day following the conclusion of the Auction, the Prevailing Bidder shall be required to submit to the Debtors an executed revised purchase agreement that conforms to the terms of the Prevailing Bid, in a form reasonably acceptable to the Debtors, provided, however, that if Cal Dive is the Prevailing Bidder, any revised purchase agreement shall be substantially in the form of the Purchase Agreement, as modified by Cal Dive's Prevailing Bid.

   f) Sale Hearing. The Debtors request that the Sale Hearing be scheduled for a date that is not later than fifty (50) days after the Court enters the Bidding Procedures Order. At the Sale Hearing, the Debtors will request entry of the Sale Order, confirming the results of the Auction and approving the sale of the Subject Assets to the bidder(s) who have made the Prevailing Bid (if no Qualifying Bid other than that of Cal Dive is received, the Debtors will request that the Court approve the sale of the Subject Assets to Cal Dive on the terms set forth in the Purchase Agreement). The Sale Hearing may be adjourned from time to time without further notice to creditors or parties in interest other than by announcement of the adjournment in open court on the date scheduled for the Sale Hearing.

   g) Failure to Consummate Sale. Following the Sale Hearing, if the Prevailing Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of the Prevailing Bidder, the next highest or otherwise best Qualifying Bid (the "Second Highest Bid"), as determined by the Debtors in the exercise of their business judgment, will be deemed to be the new Prevailing Bid and the Debtors will be authorized, but not required, to consummate the sale with the new Prevailing Bidder by accepting such bid without further order of the Bankruptcy Court. Whether or not Cal Dive is the Second Highest Bidder, Cal Dive shall remain obligated to purchase the Subject Assets in accordance with the Purchase Agreement, as modified by Cal Dive's highest Bid at the Auction. In such case, the defaulting Prevailing Bidder's deposit, if any, shall be forfeited to the Debtors, and the Debtors specifically reserve the right to seek all available damages from the defaulting Prevailing Bidder, provided, however, that, the security deposit of Cal Dive shall be paid, returned or applied as set forth in the Purchase Agreement, and the Debtors' ability to seek damages from Cal Dive shall be governed exclusively by the terms of the Purchase Agreement.

   h) Deposits. Deposits made by Qualified Bidders shall be maintained by the Debtors in a segregated account, escrow account or such other account as otherwise agreed to by the parties and refunded by the Debtors in the event that such Qualified Bid is not the Prevailing Bid and which shall be credited towards the purchase price in the event such bid is the Prevailing Bid. Except as otherwise provided in the Bidding Procedures, the Purchase Agreement, or in an order of the Bankruptcy Court, any Deposit made by a Qualified Bidder pursuant to the Bidding Procedures shall be returned to such bidder within three (3) business days after entry of the Sale Order. Except as provided in the Purchase Agreement, the Deposit of the Second Highest Bid shall be retained by the Sellers in escrow until five (5) business days following the consummation of the sale to the Prevailing Bidder, and the Qualified Bidder with respect to the Second Highest Bid will remain obligated to purchase all or part of the Subject Assets in accordance with such bid until the consummation of the sale to the Prevailing Bidder. Pending the closing of the Sale, the Deposit shall be maintained in an interest-bearing account. Except as otherwise provided in the Purchase Agreement or applicable asset sale agreement, if the closing does not occur and, in the Debtors' reasonable judgment is not going to occur, other than because of a breach or failure to perform on the part of the Prevailing Bidder, the Deposit shall be returned to the applicable Qualified Bidder within three (3) business days following such determination by the Debtors.

   i) Reservation of Rights; Deadline Extension. The Debtors reserve their rights to impose, at or prior to the Auction, additional customary terms and conditions on a sale of the Subject Assets consistent with the Bidding Procedures Order and not inconsistent with the Purchase Agreement. The Debtors shall have the sole and unfettered discretion to determine the highest and best qualifying bid or bids for the Subject Assets, and may take into consideration when making such determination whether a sale of less than all of the Subject Assets to one bidder, or of different combinations of assets to multiple bidders, will result in a higher net benefit to the estates when considering, among other things, the remaining value of the unsold assets, the net amount of the purchase price, the form of consideration being offered, and the likelihood of the bidder's ability to close a transaction and the timing thereof.

                        THE PROPOSED SALE NOTICE PACKAGE

            23. The Debtors shall serve the Notice Parties (as hereinafter defined) with a "Sale Notice Package" consisting of: (i) the approved Bidding Procedures Order (including a copy of the Bidding Procedures) and (ii) a proposed notice of sale (the "Sale Notice"), substantially in the form attached hereto as Exhibit E, which includes (a) the time and place of the Auction and the Sale Hearing, and (b) the time fixed for filing objections to the Sale (collectively, the "Sale Notice Package").

            24. The Sale Notice Package will be served upon the following entities at least twenty (20) days prior to the Sale Hearing (collectively, the "Notice Parties"): (i) the U.S. Trustee, (ii) the DIP Lenders, (iii) GECC, (iv) the Creditors' Committee, (v) counsel for Cal Dive; (vi) all known creditors of the Debtors; (vii) all parties entitled to notice pursuant to the Court's Order, dated January 11, 2005, establishing notice procedures in these chapter 11 cases, (viii) any party that timely files an objection to this Motion; (ix) any party that has asserted or may have a lien and/or an interest in the Subject Assets; (x) any party that is reasonably known to the Debtors to be entitled to assert a maritime lien in the Subject Assets, (xi) all relevant federal, state and local regulatory or taxing authorities or recording offices that have the ability to impose a tax, charge or lien on the Subject Assets, (xii) the Securities and Exchange Commission; and (xiii) any other party which the Debtors have determined, in their sole and absolute discretion, may have an interest in submitting a Qualified Bid.

            25. In addition, the Debtors also will publish a notice, substantially in the form of the Sale Notice, no later than ten (10) days after entry of the Bidding Procedures Order, in the national edition of The Wall Street Journal and Offshore Source Magazine and/or Upstream Magazine (based on timing and availability).

                     THE SALE OF THE SUBJECT ASSETS PURSUANT
                  TO THE PURCHASE AGREEMENT SHOULD BE APPROVED

            26. Section 363(b)(1) of the Bankruptcy Code provides, in relevant part, that a debtor, "after notice and hearing, may use, sell or lease, other than in the ordinary course of business, property of the estate." 11 U.S.C.
Section 363(b). Although section 363 of the Bankruptcy Code does not set forth a standard for determining when it is appropriate for a court to authorize the sale or disposition of a debtor's assets, a sale of a debtor's assets should be authorized when there is an articulated business justification for doing so. See Licensing by Paolo v. Sinatra (In re Gucci), 126 F.3d 380, 387 (2d Cir. 1997); see also In re Schipper, 933 F.2d 513, 515 (7th Cir. 1991); In re Telesphere Communications, Inc., 179 B.R. 544, 552 (Bankr. N.D. Ill. 1994); Committee of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070 (2d Cir. 1983).

            27. Whether a transaction has a sufficient articulated business justification depends on the facts of the case. See In re Continental Airlines, Inc., 780 F.2d 1223, 1226 (5th Cir. 1986). A bankruptcy court should consider "all salient factors pertaining to the proceeding and, accordingly, act to further the diverse interests of the debtor, creditors and equity holders alike." Continental, 780 F.2d at 1226; Lionel, 722 F.2d at 1071. Relevant factors may include: "the proportionate value of the asset to the estate as a whole; the amount of elapsed time since the filing; the likelihood that a plan of reorganization will be proposed and confirmed in the near future; the effect of the proposed disposition on the future plan of reorganization; the amount of proceeds to be obtained from the sale versus appraised values of the property; and whether the asset is decreasing or increasing in value." See Continental, 780 F.2d at 1226; Lionel, 722 F.2d at 1071; In re Delaware & Hudson R.R.. Co., 124 B.R. 169, 176 (D. Del. 1991); In re Condere Corporation, 228 B.R. 615, 628 (Bankr. S.D. Miss.
1998).

            28. Once a debtor has articulated a valid business justification, "a presumption [arises] that the officers and directors of a corporation, in making a business decision for that corporation, act only after they have been appropriately informed and after they have honestly determined that the action to be taken is in the best interest of the corporation." In re Performance Nutrition, Inc., 239 B.R. 93, 111 (Bankr. N.D. Tex. 1999). When applying the "business judgment" standard, courts show deference to a debtor's business decisions. See, e.g., Atkins v. Hibernia Corp., 182 F.3d 320, 324 (5th Cir.
1999); GBL Holding Co. v. Blackburn/Travis/Cole, Ltd. (In re State Park Bldg. Group, Ltd.), No. Civ. A. 3:04-CV-2411-M, 2005 WL 440379, *2 ( N.D. Tex. Feb.
23, 2005) ("great judicial deference is given to [the debtor in possession's] exercise of business judgment").

            29. In addition, the proposed sale to Cal Dive is not a sub rosa plan of reorganization because it seeks only to liquidate assets and will not restructure the rights of creditors. See Institutional Creditors of Cont'l Air Lines, Inc. v. Cont'l Air Lines, Inc. (In re Cont'l Air Lines, Inc.), 780 F.2d 1223 (5th Cir. 1986); PBGC v. Braniff Airways, Inc. (In re Braniff Airways, Inc.), 700 F.2d 935 (5th Cir.), reh'g denied, 705 F.2d 450 (5th Cir. 1983); see also In re Naron & Wagner, Chartered, 88 B.R. 85 (Bankr. D. Md. 1988) (proposed sale is not a sub rosa plan because it seeks only to liquidate assets and will not restructure the rights of creditors).

            30. The Debtors have determined that immediate consummation of the sale is the best way to maximize the value of the Debtors' estates for the benefit of all constituencies. As set forth above, the Debtors have been operating at a loss for a considerable period of time, both before and after the Petition Date. Notwithstanding the Debtors' attempts to restructure their operations and return to profitability, they have been unable to generate positive cash flows.

            31. Given their financial condition and cash flow projections, a sale of the Debtors' assets pursuant to the Bidding Procedures is the best option available that will maximize the value of the Debtors' estates. Further, the continued operation of the Debtors' businesses at a loss undermines this objective. In addition, the Debtors are in default under their prepetition credit facilities with the DIP Lenders and such lenders required, as a condition to entering into the DIP Credit Agreement, that the Debtors agree, at a minimum, to a fast track 363 sale of the Midnight Express. Thus, delaying the sale will result in a default under the DIP Credit Agreement.

            32. Moreover, attempting to complete a sale pursuant to a chapter 11 plan would be an inherently longer process, resulting in a significant risk that the price a willing buyer may pay for the Debtors' assets, in view of expected continuing losses, would deteriorate, to the detriment of all the Debtors' creditors. Moreover, delay of the sale may very well provoke Cal Dive to terminate the Purchase Agreement and result in an alternative outcome that may yield far less value for the Debtors, their estates, and creditors.

            33. In satisfying the requirement of the DIP Credit Agreement, a sale of the Subject Assets will provide the Debtors with the ability to pay down a substantial amount of secured debt.

            34. As explained above, the Debtors, through Raymond James, undertook a thorough marketing process in order to obtain the highest and best price for the Subject Assets. In addition, to confirm that Cal Dive's offer is the best possible purchase price for the Subject Assets, Cal Dive's bid will be tested through the Bidding Procedures and the Auction process (as described previously) consistent with the requirements of the Bankruptcy Code and Bankruptcy Rules. Consequently, the fairness and reasonableness of the consideration to be paid by Cal Dive ultimately will be demonstrated by adequate "market exposure" and an open and fair auction process -- the best means for establishing whether a fair and reasonable price is being paid.

            35. Based on the foregoing, the Debtors have determined in their sound business judgment that the sale of the Subject Assets on the terms and conditions set forth in the Purchase Agreement and pursuant to the Bidding Procedures is fair and reasonable and in the best interest of the Debtors' estates, its creditors, and all parties in interest in the Debtors' chapter 11 cases.

                          SALE FREE AND CLEAR OF LIENS,
                       CLAIMS, ENCUMBRANCES, AND INTERESTS

            36. Under section 363(f) of the Bankruptcy Code, a debtor in possession may sell property free and clear of any lien, claim, or interest in such property if, among other things:

                  (i) applicable non-bankruptcy law permits sale of such property free and clear of such interest;

                  (ii)  such entity consents;

                  (iii) such interest is a lien and the price at which the
                        property is sold is greater than all liens on such property;

                  (iv)  such interest is in bona fide dispute; or

                  (v) such entity could be compelled, in a legal or equitable proceeding, to accept money satisfaction of such interest.

            37. To facilitate the sale of the Subject Assets, the Debtors require authorization to sell them free and clear of any and all liens, claims, encumbrances, or interests, with any such liens, claims, encumbrances, or interests to attach to the net proceeds of the sale with the same rights and priorities therein. Because section 363(f) of the Bankruptcy Code is drafted in the disjunctive, satisfaction of any one of its five requirements is sufficient to permit the sale to be free and clear of all liens, claims, encumbrances, and interests (collectively, the "Interests"). Here, a "free and clear" sale is warranted because, in each case, one or more of the standards set forth in sections 363(f)(1)-(5) of the Bankruptcy Code will be satisfied. Those holders of Interests who do not object, or who withdraw their objections to the sale or the Motion, will be deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.

            38. Those holders of Interests who do object fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and are adequately protected by having their Interests, if any, attach to the cash proceeds of the sale ultimately attributable to the property against or in which they claim an Interest. Accordingly, the Debtors request that the assets be sold to Cal Dive (or other successful bidder at auction) free and clear of all liens, claims, and encumbrances, with such liens, claims and encumbrances to attach to the proceeds of the sale.

                              GOOD FAITH PURCHASER

            39. Section 363(m) of the Bankruptcy Code provides that:

            The reversal or modification on appeal of an authorization under subsection (b) or (c) of this section of a sale or lease of property does not affect the validity of a sale or lease under such authorization to an entity that purchased or leased such property in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and such sale or lease were stayed pending appeal.

11 U.S.C. Section 363(m).

            40. The terms and conditions of the Purchase Agreement were negotiated by the Debtors and Cal Dive at arm's length and in good faith. Cal Dive does not hold any interests in any of the Debtors and is not otherwise affiliated with the Debtors or their officers or directors. Moreover, Cal Dive is not an "insider" of any of the Sellers within meaning of section 101(31) of the Bankruptcy Code and is not controlled by, or acting on behalf of, any insider of any of the Sellers. See, e.g., In re After Six, Inc., 154 B.R. 876, 883 (Bankr. E.D. Pa. 1993) (good faith found where officers, directors and employees of debtor had no apparent connection to purchasers). Alternatively, the Debtors commit to negotiate any alternative bid at arm's length and in good faith within the meaning of section 363(m). The Debtors will present evidence at the Sale Hearing to prove the foregoing. Accordingly, the Debtors request that the Court determine Cal Dive or, to the extent applicable, an alternative bidder, to be acting in good faith and entitled to the protections of a good faith purchaser under section 363(m) of the Bankruptcy Code.

                      ASSUMPTION AND ASSIGNMENT OF CERTAIN
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            41. The Purchase Agreement provides that Cal Dive will also purchase those executory contracts and unexpired leases to be designated by Cal Dive on or before one (1) Business Day prior to the hearing on the Bidding Procedures. In connection therewith, the Debtors seek to assume and assign the Purchased Contracts pursuant to section 365 of the Bankruptcy Code.

            42. Section 365(a) of the Bankruptcy Code provides a debtor in possession "subject to the court's approval may assume or reject any executory contracts or unexpired leases of the debtor." 11 U.S.C. Section 365(a). A debtor's decision to assume or reject a lease or executory contract is one of business judgment. See, e.g., Richmond Leasing Co. v. Capital Bank, N.A., 762 F.2d 1303, 1309 (5th Cir. 1985). Upon finding that debtors have exercised their sound business judgment in determining to assume an executory contract or unexpired lease, courts will approve the assumption under section 365(a) of the Bankruptcy Code. See Nostas Assocs. v. Costich (In re Klein Sleep Prods., Inc.), 78 F.3d 18, 25 (2d Cir. 1996); Orion Pictures Corp. v. Showtime Networks, Inc. (In re Orion Pictures Corp.), 4 F.3d 1095, 1099 (2d Cir. 1993).

            43. Section 365(b) of the Bankruptcy Code requires that a debtor in possession meet certain additional requirements to assume a lease:

                  If there has been a default in an executory contract or
            unexpired lease of the debtor, the trustee may not assume such contract or lease unless, at the time of assumption of such contract or lease, the trustee--

                  (A) cures, or provides adequate assurance that the trustee will promptly cure, such default;

                  (B) compensates, or provides adequate assurance that the
            trustee will promptly compensate, a party other than the debtor to such contract or lease, for any actual pecuniary loss to such party resulting from such default; and

                  (C) provides adequate assurance of future performance under such contract or lease.

11 U.S.C. Section 365(b). This section does not apply to a default that is a breach of a provision relating to

                  (A) the insolvency or financial condition of the debtor at any time before the closing of the case;

                  (B) the commencement of a case under this title;

                  (C) the appointment of or taking possession by a trustee in a case under this title or a custodian before such commencement; or

                  (D) the satisfaction of any penalty rate or provision relating to a default arising from any failure by the debtor to perform nonmonetary obligations under the executory contract or unexpired lease.

Id. Section 365(b)(2).

            44. Section 365(b)(1) of the Bankruptcy Code requires that the Debtors cure, or provide adequate assurance that they will promptly cure, any outstanding defaults under the Purchased Contracts in connection with the assumption and assignment of these agreements to Buyer (the "Cure Amounts"). The Debtors will be providing notice of the Cure Amounts to all parties to the Purchased Contracts (the "Cure Notice") at least twenty (20) days before the Sale Hearing. Any objection to the Cure Amounts must be in writing, filed with the Court, and actually received by the Debtors, their attorneys and professionals and the attorneys for Cal Dive (as will be set forth in the

Cure Notice) no later than eight (8) days before the Sale Hearing, at 4:00 p.m. (Central Time), and must state with specificity the nature of such objection and the alleged Cure Amount (with appropriate documentation in support thereof). If an objection to a Cure Amount is timely filed and served, the Debtors may schedule a hearing to consider such objection in the event it cannot be resolved among the parties, which hearing may be the Sale Hearing. If no objection to the Cure Amount for a particular Purchased Contract is timely filed and served, the Cure Amount set forth in the Notice shall be binding upon the respective non-Debtor party to the Purchased Contract, and the respective non-Debtor party shall be forever barred from objecting to the Cure Amount set forth in the Cure Notice, including, without limitation, the right to assert any additional cure or other amount with respect to their respective Purchased Contract. In the event one or more Purchased Contracts are added to the Purchase Agreement on or before the Closing or in connection with any Competing Transaction, as applicable (the "Additional Purchased Contracts"), the Debtors will serve an additional notice on the non-Debtor parties to such Additional Purchased Contracts, and such non-Debtor parties shall have twelve (12) days thereafter to object to the Cure Amount, unless such period is shortened by the Court, provided, however, that the Debtors and the Buyer (or the Prevailing Bidder) hereby reserve their right to remove any of the Purchased Contracts (including any Additional Purchased Contracts, the "Removed Contracts") from the Purchase Agreement until the Closing. In the event that any Purchased Contracts previously included in the Purchase Agreement are removed, the Debtors will serve notice on the non-Debtor parties to such Removed Contracts.

            45. Pursuant to section 365(f)(2) of the Bankruptcy Code, a debtor in possession may assign an executory contract or unexpired lease of nonresidential real property if

                  (A) the trustee assumes such contract or lease in accordance with the provisions of this section; and

                  (B) adequate assurance of future performance by the assignee of such contract or lease is provided, whether or not there has been a default in such contract or lease.

Id. Section 365(f)(2).

            46. The meaning of "adequate assurance of future performance" depends on the facts and circumstances of each case, but should be given "practical, pragmatic construction." See In re Tex. Health Enterprises, Inc., 246 B.R. 832, 843 (Bankr. E.D. Tex. 2000) (internal quotations omitted); see also In re Natco Indus., Inc., 54 B.R. 436, 440 (Bankr. S.D.N.Y. 1985) (adequate assurance of future performance does not mean absolute assurance that debtor will thrive and pay rent); In re Bon Ton Rest. & Pastry Shop, Inc., 53 B.R. 789, 803 (Bankr. N.D. Ill. 1985) ("Although no single solution will satisfy every case, the required assurance will fall considerably short of an absolute guarantee of performance.").

            47. Among other things, adequate assurance may be given by demonstrating the assignee's financial health and experience in managing the type of enterprise or property assigned. See In re Bygaph, Inc., 56 B.R. 596, 605-06 (Bankr. S.D.N.Y. 1986) (adequate assurance of future performance is present when prospective assignee of lease has financial resources and expressed willingness to devote sufficient funding to business to give it strong likelihood of succeeding; chief determinant of adequate assurance is whether rent will be paid).

            48. The Debtors will present evidence at the Sale Hearing to prove the financial credibility, willingness, and ability of Cal Dive or any successful bidder to perform under the Purchased Contracts. The Sale Hearing thus will provide the Court and other interested parties the opportunity to evaluate the ability of Cal Dive or any other successful bidder to provide adequate assurance of future performance under the Purchased Contracts, as required by section 365(b)(1)(C) of the Bankruptcy Code. Accordingly, the Debtors request that the Court grant authorization to assume and assign the Purchased Contracts to Cal Dive or the successful bidder.

                 APPROVAL OF THE BIDDING PROCEDURES IS WARRANTED

            49. It is well established that break-up fees and expense reimbursements may be approved in a bankruptcy case. See, e.g., Official Committee of Subordinated Bondholders v. Integrated Resources, Inc. (In re Integrated Resources, Inc.), 147 B.R. 650, 656-57 (Bankr. S.D.N.Y. 1992) (noting that overbid procedures and break-up fee arrangements that have been negotiated by a debtor are to be reviewed according to the deferential "business judgment" standard, under which such procedures and arrangements are "presumptively valid"), appeal dismissed, 3 F.3d 49 (2d Cir. 1993); In re 995 Fifth Ave. Assocs., L.P., 96 B.R. 24, 28 (Bankr. S.D.N.Y. 1989); In re Kitty Hawk, Inc., No. 400-42069, 2003 Bankr. LEXIS 859 (Bankr. N.D. Tex. July 29, 2003); In re
Hupp Indus., Inc., 140 B.R. 191, 194 (Bankr. N.D. Ohio 1992) ("without such fees, bidders would be reluctant to make an initial bid for fear that their first bid will be shopped around for a higher bid from another bidder who would capitalize on the initial bidder's . . . due diligence").

            50. The paramount goal in any proposed sale of property of the estate is to maximize the proceeds received by the estate. To that end, courts uniformly recognize that procedures intended to enhance competitive bidding are consistent with the goal of maximizing the value received by the estate and therefore are appropriate in the context of bankruptcy sales. See, e.g., Integrated Resources, 147 B.R. at 659. Generally, courts will approve such fees as long as (i) the relationship between the parties is not tainted by self-dealing, (ii) the fee does not hamper bidding, and (iii) the amount of the fee is reasonable in relation to the size of the transaction. See id. (explaining that such procedures "encourage bidding and maximize the value of the debtor's assets"); In re Financial News Network, Inc., 126 B.R. 152, 156 (Bankr. S.D.N.Y. 1991) ("court-imposed rules for the disposition of assets. . . [should] provide an adequate basis for comparison of offers, and [should] provide for a fair and efficient resolution of bankrupt estates").

            51. The Break-Up Fee and Expense Reimbursement are beneficial to the Debtors' estates and creditors in that they provide incentive for a potential stalking horse bidder (such as Cal Dive) to agree to a higher and better stalking horse bid prior to the Auction than it might otherwise be prepared to do in the absence of such protections. To the extent bids can be improved prior to the Auction, a higher floor is established for further bidding at the Auction. Thus, even if Cal Dive ultimately is not the successful bidder, the Debtors and their estates will have benefited from the higher floor established by the Purchase Agreement. Ultimately, the Break-Up Fee will only be payable if the Debtors receive from an alternative bidder a net amount (after payment of the Break-Up Fee and Expense Reimbursement) of at least $150,000 more than the Debtors would receive under a sale pursuant to the Purchase Agreement. See, e.g., In re Wintex, Inc., 158 B.R. 540, 543 (D. Mass. 1992) ("A debtor may avoid the increased costs and complexity associated with considering additional bids unless the additional bids are high enough to justify their pursuit. The 10% increase requirement is one example of a reasonable litmus test."); In re Colony Hill Associates, 111 F.3d 269 (2d Cir. 1997) (requiring minimum overbids to exceed purchaser's initial offer of $7.5 million by at least $650,000 or 8.6%); In re Tempo Technology Corp., 202 B.R. 363, 369 (D. Del. 1996) (requiring minimum overbids of $1.4 million in cash where original purchase price was $150,000 cash plus $3 million in stock of the purchaser and $500,000 of assumed liabilities).

            52. The Break-Up Fee and Expense Reimbursement, which were negotiated at arm's length, should be approved because (i) they are reasonable in relation to the size of the proposed sale, (ii) they do not hamper any other party from offering a higher or better bid, and (iii) extensive work was undertaken and expense incurred by Cal Dive in investigating, negotiating, and drafting the Purchase Agreement and related documents, all of which will facilitate the sale of the Subject Assets in a favorable and expeditious manner.

            53. The Debtors submit that the Bidding Procedures are in the best interests of the Debtors, their estates, and creditors because they will enable the Debtors to realize the maximum value from the sale of the Subject Assets. The Auction is designed to generate interest and bidding, thereby yielding the highest and best offers for the Assets. Finally, the Bidding Procedures include appropriate noticing procedures to ensure all parties in interest will receive adequate notice of all relevant information.

            54. Here, the Break-Up Fee is $1,878,500, which is only 2.04% of the proposed purchase price of $92,000,000 million offered by Cal Dive. The Debtors submit that such Break-Up Fee is more than reasonable under the circumstances and is wholly supported by the applicable law.

            55. In this case, the combined Break-Up Fee and maximum Expense Reimbursement is approximately 2.6% of the total aggregate purchase price of approximately $92,000,000 offered by Cal Dive. As such, the proposed combined Break-Up Fee and maximum Expense Reimbursement is below the range of fees typically paid in other significant sales transactions that have been consummated in a bankruptcy setting. See, e.g., In re Perryville Energy Partners LLC, Case No. 04-80109 (Bankr. W.D.La. 2004) (approving $5 million break up fee; approximately 3% of the purchase price); In re Cajun Elec. Power Coop. Inc., Case No. 94-11474 (Bankr. M.D.La. 1996) (approving $25 million break-up fee; approximately 2.25% of the purchase price); Financial News Network, 980 F.2d at 167 (noting that the transaction at issue provided for a $8.2 million break-up fee on the $149.3 million transaction; approximately 5.5%).

            56. The Expense Reimbursement is also fair under the circumstances. The Expense Reimbursement will compensate Cal Dive for those "reasonable" and "actual" expenses incurred by the Buyer in investigating, negotiating, and drafting the Purchase Agreement and related documents. The requirement that any expenses reimbursed by the Debtors be "actual" and "reasonable," and the $500,000 cap on the Expense Reimbursement, provide further assurance that the Expense Reimbursement paid to Cal Dive is reasonable and commensurate with the value of the Subject Assets.

            57. Cal Dive's willingness to commit to the sale transaction, to continue to perform the activities necessary to consummate the transaction, and to serve as a "stalking horse" against which other prospective purchasers will be compared in and of itself represents a significant contribution to the Debtors' estates. As a result, by agreeing to pay the Break-Up Fee and Expense Reimbursement, the Debtors ensure that their estates will receive the benefit of Cal Dive's initial offer without sacrificing the potential for interested parties to submit more favorable bids at the Auction.

                        THE SALE OF THE ASSETS SHOULD BE
                      EXEMPT FROM APPLICABLE TRANSFER TAXES

            58. Section 1146(c) of the Bankruptcy Code provides:

                  The issuance, transfer, or exchange of a security, or the
            making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax.

11 U.S.C. Section 1146(c). Section 105(a) of the Bankruptcy Code further provides the "court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title." Id. Section 105(a).

            59. Section 1146(c) has been broadly construed to include sales and transfers which occur outside a chapter 11 plan and before or after plan confirmation, provided that such sales and transfers enable the confirmation and consummation of a chapter 11 plan for the debtor. See City of New York v. Jacoby-Benders, Inc. (In re Jacoby-Benders, Inc.), 758 F.2d 840, 842 (2d Cir.
1985); see also In re Permar Provisions, Inc., 79 B.R. 530 (Bankr. E.D.N.Y.
1987); City of New York v. Smoss Enters. (In re Smoss Enters.), 54 B.R. 950 (E.D.N.Y. 1985). In so holding, the courts have focused on whether the sale and transfer is "necessary to the consummation of the plan." Jacoby-Bender, 758 F.2d at 842. (7)

            60. In the instant case, the Debtors' sale of the Subject Assets is clearly necessary to the consummation of a plan, and therefore should be deemed to be "under a plan." As set forth above, the sale of the Subject Assets will provide the funds necessary for the Debtors to proceed toward confirmation and consummation of a plan on a rational basis. Accordingly, the Debtors submit that the sale of the Subject Assets falls within the scope of the exemption provided for under section 1146(c) of the Bankruptcy Code. See In re Permar Provisions, Inc., 79 B.R. 530, 534 (Bankr. E.D.N.Y. 1987) (sale of property one year prior to plan confirmation was exempt under section 1146(c), where sale proceeds were distributed to secured and unsecured creditors).

                         BANKRUPTCY RULE 6004(G) WAIVER

            61. Bankruptcy Rule 6004(g) provides that an "order authorizing the use, sale, or lease of property is stayed until the expiration of 10 days after entry of the order, unless the court orders otherwise." Fed R. Bankr. Proc. 6004(g). The Debtors request that any order approving the sale of the Subject Assets in accordance with this Motion be effective immediately upon entry of such order by providing for a waiver of such stay.

            62. The waiver of the Rule 6004(g) stay is appropriate under these circumstances. Unlike many other types of assets, the Vessels must leave port as soon as possible in order to generate revenue, and in order to do this, must be outfitted and manned in an expeditious manner. Awaiting the expiration of the ten-day stay period

---------------------------
(7) But see Baltimore County v. Hechinger Liquidation Trust (In re Hechinger Inv. Co. of Del., Inc.), 335 F.3d 243 (3d Cir. 2003) (holding that 1146(c) is not applicable outside of a plan of reorganization).

may significantly impact the buyer's use of the Vessels, and create uncertainty and additional cost. Such uncertainty may imperil prospective contracts. Therefore, it is uniquely appropriate under these circumstances for the Rule 6004(g) stay to be waived.

                                     NOTICE

            63. Notice of this Motion has been provided to (i) the U.S. Trustee;
(ii) counsel to Regions, (iii) counsel to EDC; (iv) counsel to GECC; (v) counsel to Cal Dive, (vi) counsel to the Creditors' Committee; (vi) any party that is reasonably known to the Debtors to be entitled to assert a maritime lien in the Subject Assets; and (viii) the parties entitled to notice pursuant to the Court's Order, dated January 11, 2005, establishing notice procedures in these chapter 11 cases. The Debtors submit that no other or further notice need be provided.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            64. No prior request for the relief sought herein has been made to this or any other court.

            WHEREFORE, the Debtors respectfully request that the Court enter an order granting the relief requested herein and such other and further relief as is just and proper.

Dated: April 6, 2005
       New Orleans, Louisiana

                                /s/ Clayton T. Hufft
                                --------------------------------------------
                                William H. Patrick, III, Esq. (LA Bar 10359)
                                Jan M. Hayden, Esq. (LA Bar 6672)
                                Clayton T. Hufft, Esq. (LA Bar 26931)
                                Heller, Draper, Hayden, Patrick and Horn, L.L.C. 650 Poydras Street, Suite 2500
                                New Orleans, LA 70130
                                Telephone: (504) 568-1888
                                Facsimile: (504) 522-0949

                                -and-

                                Lawrence A. Larose, Esq.
                                George B. South III, Esq.
                                King & Spalding LLP
                                1185 Avenue of the Americas
                                New York, NY 10036
                                Telephone: (212) 556-2100
                                Facsimile: (212) 556-2222

                                Co-Attorneys for Debtors and
                                  Debtors In Possession

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF LOUISIANA

----------------------------------X
                                  :
IN RE                             :    BANKRUPTCY NUMBERS
TORCH OFFSHORE, INC.              :    05- 10137
            DEBTOR(S)             :    SECTION "B"
                                  :    CHAPTER 11
                                  :    REORGANIZATION
                                  :
                                  :    (JOINTLY ADMINISTERED WITH)
                                  :
TORCH OFFSHORE, L.L.C. AND        :    05- 10138
TORCH EXPRESS, L.L.C.             :    05- 10140
                                  :
----------------------------------X

                ORDER PURSUANT TO SECTIONS 105, 363(B), (F), AND
                (M), 365, AND 1146(C) OF THE BANKRUPTCY CODE AND
            BANKRUPTCY RULES 2002, 6004 AND 6006 AUTHORIZING (I) THE
              SALE OF SUBSTANTIALLY ALL OF THE DEBTORS' ASSETS FREE
                   AND CLEAR OF LIENS, CLAIMS AND ENCUMBRANCES
                    TO CAL DIVE INTERNATIONAL, INC., (II) THE
                 ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY
           CONTRACTS, AND (III) THE ASSUMPTION OF CERTAIN LIABILITIES

      This matter is before the Court on the motion of Torch Offshore, Inc. ("TOI"), Torch Offshore, LLC ("TOLLC"), and Torch Express, LLC ("TELLC"), as debtors and debtors in possession (collectively, the "Debtors"), dated April 6, 2005 (the "Motion"), for an order pursuant to sections 105, 363, 365, and 1146 of title 11 of the United States Code (11 U.S.C. Sections 101 et seq., the "Bankruptcy Code") and Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") (a) approving that certain Asset Purchase Agreement by and among the Debtors and Cal Dive International, Inc. ("Cal Dive" or the "Buyer"), dated as of April 1, 2005 (the "Purchase Agreement"), a copy of which is annexed hereto as Exhibit A; (b) authorizing the sale of the Subject Assets (1) free and clear of all liens, claims and encumbrances; (c) authorizing the assumption and assignment of the Purchased Contracts; and (d) establishing certain cure amounts; and the Court having heard the statements of counsel and the evidence presented in support of the relief requested by the Debtors in the Motion at a hearing before the Court on June __, 2005 (the "Hearing"); and it appearing that the Court has jurisdiction over this matter; and it further appearing that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and it further appearing that the relief requested in the Motion is in the best interests of the Debtors, their creditors, and all other parties in interest in the Debtors' chapter 11 cases;

                   THE COURT HEREBY FINDS AND DETERMINES THAT:

            A. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. P. 9014.

            B. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

            C. The court has jurisdiction over the Motion and the transactions contemplated by the Purchase Agreement pursuant to 28 U.S.C. Sections 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2)(A) and (N). Venue of these cases and the Motion in this district is proper under 28 U.S.C. Sections 1408 and 1409.

---------------------------
(1) Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

            D. The statutory predicates for the relief sought in the Motion are sections 105(a), 363, 365, and 1146(c) of the Bankruptcy Code as supplemented by Bankruptcy Rules 2002, 6004, and 6006.

            E. As evidenced by the affidavits of service and publication previously filed with the Court, and based on the representations of counsel at the Hearing, (i) proper, timely, adequate, and sufficient notice of the Motion, the Hearing, the Sale (as herein defined) and the assumption and assignment of the Purchased Contracts has been provided in accordance with Bankruptcy Rules 2002(a), 6004(a) and 6006(c) and in compliance with the order of the Court entered April __, 2005 (the "Bidding Procedures Order") establishing bidding procedures for the auction (the "Auction") of the Subject Assets, (ii) such notice was good and sufficient, and appropriate under the particular circumstances, and reasonably calculated to reach and apprise all holders of Interests (as hereafter defined) about the Sale thereof, the Auction and the Bidding Procedures, the Sale, and the assumption of the Purchased Contracts and
(iii) no other or further notice of the Motion, the Hearing, the Sale, or the assumption and assignment of the Purchased Contracts is or shall be required.

            F. As demonstrated by (i) the testimony and other evidence proffered or adduced at the Hearing, and (ii) the representations of counsel made on the record at the Hearing, the Debtors have marketed the Subject Assets and conducted the sale process in compliance with the Bidding Procedures Order, the Auction was duly noticed, and a reasonable opportunity has been given to any interested party to make a higher and better offer for the Subject Assets and the Purchased Contracts.

            G. Each Debtor (i) has full corporate power and authority to execute the Purchase Agreement and all other documents contemplated thereby, and the sale of the Subject Assets by the Debtors has been duly and validly authorized by all necessary corporate action of each of the Debtors, (ii) has all of the corporate power and authority necessary to consummate the transactions contemplated by the Purchase Agreement, (iii) has taken all corporate action necessary to authorize and approve the Purchase Agreement and the consummation by the Debtors of the transactions contemplated thereby, and (iv) no consents or approvals, other than those expressly provided for in the Purchase Agreement, are required for the Debtors to consummate such transactions.

            H. Approval of the Purchase Agreement and consummation of the transactions contemplated thereby (the "Sale") at this time is in the best interests of the Debtors, their creditors, their estates, and other parties in interest.

            I. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the Sale prior to, and outside of, a plan of reorganization.

            J. The Purchase Agreement was negotiated, proposed and entered into by the Debtors and the Buyer without collusion, in good faith, and from arm's length bargaining positions. Neither the Debtors nor the Buyer has engaged in any conduct that would cause or permit the Agreement to be avoided under 11 U.S.C. Section 363(n).

            K. the Buyer is a good faith purchaser under section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby.

            L. the Buyer is not an "insider" of any of the Debtors, as that term is defined in section 101 of the Bankruptcy Code.

            M. The consideration provided by the Buyer pursuant to the Purchase Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Subject Assets, (iii) will provide a greater recovery to the Debtors' estates than would be provided by any other available alternative, and (iv) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

            N. The Sale must be approved and consummated promptly in order to preserve the viability of the business to which the Subject Assets relate as a going concern.

            O. The transfer of the Subject Assets to the Buyer will be a legal, valid, and effective transfer of the Subject Assets and will vest the Buyer with all right, title, and interest to the Subject Assets free and clear of interests, Claims (as that term is defined in the Bankruptcy Code), encumbrances and liens, including, but not limited to (i) those that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtors' or the Buyer's interest in the Subject Assets, or any similar rights, (ii) those relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the Subject Assets prior to the consummation of the Sale (the "Closing"), and (iii) (a) those arising under all mortgages, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, liens (including liens arising out of maritime law), judgments, demands, encumbrances, rights of first refusal or charges of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership and (b) all debts arising in any way in connection with any agreements, acts, or failures to act, of any of the Debtors or any of the Debtors' predecessors or affiliates, Claims, obligations, liabilities, demands, guaranties, options, rights, contractual or other commitments, indemnities, indemnity obligations and warranties relating to any acts, omissions or circumstances arising prior to the Closing, restrictions, interests and matters of any kind and nature, whether known or unknown, contingent or otherwise, whether arising prior to or subsequent to the commencement of these bankruptcy cases, and whether imposed by agreement, understanding, law, equity or otherwise, including, but not limited to, Claims otherwise arising under doctrines of successor liability (collectively, the "Interests").

            P. The Buyer would not have entered into the Purchase Agreement and would not consummate the transactions contemplated thereby, thus adversely affecting the Debtors, their estates, and their creditors, if the Court did not enter an order determining that the sale of the Subject Assets to the Buyer, the assignment of the Purchased Contracts to the Buyer, and the assumption of the Assumed Liabilities by the Buyer were not, except as otherwise provided for in the Purchase Agreement, free and clear of all Interests of any kind or nature whatsoever, including, but not limited to (i) any employment or labor agreements; (ii) any pension, welfare, compensation, or other employee benefit plans, agreements, practices, and programs, including, without limitation, any pension plan of the Debtors; (iii) any other employee, worker's compensation, occupational disease, or unemployment or temporary disability related Claim, including without limitation Claims that might otherwise arise under or pursuant to (a) the Employee Retirement, Income, Security Act of 1974, as amended, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Coal Industry

Retiree Health Benefit Act of 1992, (e) the Federal Rehabilitation Act of 1973,
(f) the National Labor Relations Act, (g) the Worker Adjustment and Retraining Act of 1988, (h) the Age Discrimination and Employee Act of 1967, or (i) the Consolidated Omnibus Budget Reconciliation Act of 1985; (iv) environmental Claims or Liens arising from conditions first existing on or prior to the Closing (including, without limitation, the presence of hazardous, toxic, polluting, or contaminating substances or waste) that may be asserted on any basis, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. or similar state statute; (v) any bulk sales or similar law; and (vi) any tax statutes or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended.

            Q. The Debtors may sell the Subject Assets free and clear of Interests in accordance with section 365(f) of the Bankruptcy Code because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Those (i) holders of Interests and (ii) non-Debtor parties to Purchased Contracts who did not object, or who withdrew their objections, to the Sale or the Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. Those (i) holders of Interests and (ii) non-Debtor parties to Purchased Contracts who did object fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and are adequately protected by having their Interests, if any, attach to the cash proceeds of the Sale ultimately attributable to the property against or in which they claim an Interest.

            R. The Sale is a prerequisite to the Debtors' ability to confirm and consummate a chapter 11 plan or plans, and is made in contemplation of such a plan or plans. Accordingly, the Sale is a transfer pursuant to section 1146(c) of the Bankruptcy Code, which shall not be taxed under any law imposing a stamp, transfer, or any other similar tax.

            S. The Debtors have demonstrated that it is an exercise of their sound business judgment to assume and assign the Purchased Contracts to the Buyer in connection with the consummation of the Sale, and the assumption and assignment of the Purchased Contracts, subject to the limitations described in Paragraphs O and P of this Order, is in the best interests of the Debtors, their estates, and their creditors. The Purchased Contracts being assigned to, and the liabilities being assumed by, the Buyer are an integral part of the Subject Assets being purchased by the Buyer and, accordingly, such assumption and assignment of the Purchased Contracts and Assumed Liabilities are reasonable and enhance the value of the Debtors' estates.

            T. The Debtors have (i) cured and/or provided adequate assurance of cure of any default existing prior to the date hereof under any of the Purchased Contracts, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code, and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Purchased Contracts, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code, and the Buyer has provided adequate assurance of future performance under the Purchased Contracts, within the meaning of section 365(b)(1)(C) of the Bankruptcy Code.

                NOW THEREFORE, THE COURT HEREBY ORDERS, ADJUDGES,

AND DECREES AS FOLLOWS:

                               GENERAL PROVISIONS

            1. The Motion is granted, as further described herein.

            2. The Objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such Objections, are overruled on the merits, with the exception of certain Objections to cure amounts identified on the record of the Hearing which, if still unresolved, will be the subject of a further hearing to be scheduled.

                       APPROVAL OF THE PURCHASE AGREEMENT

            3. The Purchase Agreement and documents ancillary thereto, and all of the terms and conditions thereof, are hereby approved.

            4. Pursuant to 11 U.S.C. Section 363(b), the Debtors are authorized to perform their obligations under and comply with the terms of the Purchase Agreement, and consummate the Sale, pursuant to and in accordance with the terms and conditions of the Purchase Agreement.

            5. The Debtors are authorized and directed to execute and deliver, and empowered to perform under, consummate and implement, the Purchase Agreement, together with all additional instruments and documents that the Debtors or the Buyer deem necessary or appropriate to implement the Purchase Agreement and effectuate the Sale and to take all further actions as may be reasonably requested by the Buyer for the purpose of assigning, transferring, granting, conveying and conferring to the Buyer or reducing to possession, the Subject Assets, or as may be necessary or appropriate to the performance of the obligations as contemplated by the Purchase Agreement.

            6. This Order and the Purchase Agreement shall be binding in all respects upon all creditors, claimants of, and holders of equity interests in any Debtor and their successors and assigns (whether known or unknown), any holders of Interests, all non-Debtor parties to the Purchased Contracts, all successors and assigns of the Buyer, the Debtors and their affiliates and subsidiaries, the Subject Assets, and any subsequent trustees appointed in the Debtors' chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code and shall not be subject to rejection. Nothing contained in any chapter 11 plan confirmed in these bankruptcy cases or the confirmation order confirming any such chapter 11 plan shall conflict with or derogate from the provisions of the Purchase Agreement and this Order.

                               TRANSFER OF ASSETS

            7. Except for the Assumed Liabilities, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, the Subject Assets shall be transferred to the Buyer, and upon the Closing shall be, free and clear of all Interests of any kind or nature whatsoever (including, but not limited to, those described in paragraphs O and P of this Order), and all such Interests of any kind or nature whatsoever shall attach to the net proceeds of the Sale in the order of their priority, with the same validity, force, and effect which they now have as against the Subject Assets, subject to any claims and defenses the Debtors may possess with respect thereto.

            8. Except as expressly permitted or otherwise specifically provided by the Purchase Agreement or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, tort claimants, litigants, trade and other creditors, holding

Interests of any kind or nature whatsoever against or in any of the Debtors, the Excluded Assets or the Subject Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Excluded Assets, the Subject Assets, the operation of the Subject Assets prior to the Closing, or the Sale, are forever barred, estopped, and permanently enjoined from asserting against the Buyer, its successors or assigns, its property, or the Subject Assets, such persons' or entities' Interests.

            9. Nothing in this Order or the Purchase Agreement shall be construed to release or nullify any liability to any governmental entity under police or regulatory requirements that any entity would be subject to as the owner or operator of property after the Closing except to the extent otherwise compromised.

            10. The transfer of the Subject Assets to the Buyer pursuant to the Purchase Agreement constitutes a legal, valid, and effective transfer of the Subject Assets, and shall vest the Buyer with all right, title, and interest of the Debtors in and to the Subject Assets free and clear of all Interests of any kind or nature whatsoever other than the Assumed Liabilities.

            11. If any person or entity that has filed financing statements, mortgages, mechanic's liens, maritime liens, lis pendens, or other documents or agreements evidencing Interests in the Debtors or the Subject Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all Interests which the person or entity has with respect to the Debtors or the Subject Assets or otherwise, then (a) the Debtors are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Debtors or the Subject Assets and (b) the Buyer is hereby authorized to file, register, or otherwise record a certified copy of this Order, which shall constitute conclusive evidence of the release of all Interests in the Debtors or the Subject Assets of any kind or nature whatsoever.

            12. On the Closing of the Sale, each of the Debtors' creditors and any other holder of an Interest is authorized and directed to execute such documents and take all other actions as may be necessary to release its Interests in the Subject Assets, if any, as such Interests may have been recorded or may otherwise exist.

            13. On the Closing of the Sale, the Debtors shall (i) utilize a portion of the proceeds derived from the Sale to indefeasibly pay and satisfy in full all outstanding indebtedness and obligations owing under that certain Debtor-in-Possession Credit Agreement, dated as of January 12, 2005, by and among the Debtors, Regions Bank and Export Development Canada (as amended, the "DIP Loan Agreement") and (ii) terminate the DIP Loan Agreement and the commitments thereunder, provided, however, that the Debtors' failure to do so shall not in any way impact, minimize or limit the effectiveness of the other terms and conditions of this Order.

                            ASSUMPTION AND ASSIGNMENT
                       TO THE BUYER OF PURCHASED CONTRACTS

            14. Pursuant to section 365 of the Bankruptcy Code and subject to and conditioned upon the Closing of the Sale, the Debtors' assumption and assignment to the Buyer of the Purchased Contracts, and the Buyer's acceptance of the assignment of such contracts on the terms set forth in the Purchase Agreement, is hereby approved, and the requirements of section 365(b)(1) of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

            15. The Debtors are hereby authorized and directed in accordance with sections 105(a) and 365 of the Bankruptcy Code to (a) assume and assign to the Buyer, effective upon the Closing of the Sale, the Purchased Contracts free and clear of all Interests of any kind or nature whatsoever other than the Assumed Liabilities, and (b) execute and deliver to the Buyer such documents or other instruments as the Buyer deems may be necessary to assign and transfer the Purchased Contracts and Assumed Liabilities to the Buyer.

            16. With respect to the Purchased Contracts: (a) each Purchased Contract is an executory contract under section 365 of the Bankruptcy Code; (b) the Debtors may assume each of the Purchased Contracts in accordance with section 365 of the Bankruptcy Code; (c) the Debtors may assign each Purchased Contract in accordance with sections 363 and 365 of the Bankruptcy Code, and any provisions in any Purchased Contract that prohibit or condition the assignment of such Purchased Contract or allow the party to such Purchased Contract to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assignment of such Purchased Contract, constitute unenforceable anti-assignment provisions which are void and of no force and effect; (d) all other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to the Buyer of each Purchased Contract have been satisfied; (e) the Purchased Contracts shall be transferred and assigned to, and following the closing of the Sale remain in full force and effect for the benefit of, the Buyer, notwithstanding any provision in any such

Purchased Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Purchased Contracts after such assignment to and assumption by the Buyer (except as provided below); and (f) upon Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Buyer shall be fully and irrevocably vested in all right, title and interest of each Purchased Contract.

            17. All defaults or other obligations of the Debtors under the Purchased Contracts arising or accruing prior to the Closing (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Debtors at the Closing or as soon thereafter as practicable by payment of the Cure Amounts (as hereinafter defined), and the Buyer shall have no liability or obligation related to any act or occurrence arising or accruing prior to the date of the Closing, except as otherwise expressly provided in the Purchase Agreement. The schedule attached to the Cure Notice sent to the non-Debtor parties to the Purchased Contracts (as amended, the "Executory Contracts Schedule"), attached in substantial form hereto as Exhibit B, reflects the sole amounts necessary under section 365(b) of the Bankruptcy Code to cure all monetary defaults under the Purchased Contracts (collectively, the "Cure Amounts"), and no other amounts are or shall be due to the non-Debtor parties in connection with the assumption by the Debtors and the assignment to the Buyer of the Purchased Contracts. Notwithstanding the foregoing, to the extent Objections to the Cure Amounts are not resolved consensually, the Debtors will schedule a hearing to consider such objections subsequent to the Hearing and, pending resolution of such Objections, shall establish a post-Closing escrow in an amount equal to the differential between the cure amounts alleged in the Objections to the Cure Amounts and the respective Cure Amounts set forth in the Executory Contracts Schedule. In the event one or more agreements is added to or deleted from Exhibit B on or before the Closing, the Debtors will serve a notice of the amended Exhibit B on the non-Debtor parties to such Contracts. To the extent such non-Debtor parties are added to the amended Exhibit B, such non-Debtor parties shall have twelve (12) days thereafter to object to the Cure Amount, unless such period is shortened by the Court.

            18. Each non-Debtor party to a Purchased Contract hereby is forever barred, estopped, and permanently enjoined from (i) asserting against the Debtors or the Buyer, or the property of any of them, any default or Claim arising out of any indemnity obligation or warranties for acts or occurrences arising prior to or existing as of the Closing, including those constituting Excluded Liabilities, or, against the Buyer, any counterclaim, defense, setoff or any other Claim asserted or assertable against the Debtors; and (ii) imposing or charging against the Buyer or its affiliates any rent accelerations, assignment fees, increases or any other fees as a result of the Debtors' assumption and assignment to the Buyer of the Purchased Contracts. The validity of such assumption and assignment of the Purchased Contracts shall not be affected by any dispute between the Debtors and any non-Debtor party to a Purchased Contract relating to such contract's respective Cure Amount.

            19. Except as provided in the Purchase Agreement or this Order, after the Closing, the Debtors and their estates shall have no further liabilities or obligations with respect to any Assumed Liabilities and all holders of such Claims are forever barred and estopped from asserting such Claims against the Debtors, their successors or assigns, their property or their assets or estates.

            20. The failure of the Debtors or the Buyer to enforce at any time one or more terms or conditions of any Purchased Contract shall not be a waiver of such terms or conditions, or of the Debtors' and the Buyer's rights to enforce every term and condition of the Purchased Contracts.

                              ADDITIONAL PROVISIONS

            21. The consideration provided by the Buyer for the Subject Assets under the Purchase Agreement is deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

            22. The consideration provided by the Buyer for the Subject Assets under the Purchase Agreement is fair and reasonable and the Sale may not be avoided under section 363(n) of the Bankruptcy Code.

            23. This Order (a) shall be effective as a determination that, except for the Assumed Liabilities, at Closing, all Interests of any kind or nature whatsoever existing as to the Debtors and the Subject Assets prior to the Closing have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Subject Assets.

            24. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents, instruments, and permits necessary and appropriate to consummate the transactions contemplated by the Purchase Agreement.

            25. All entities who are in possession of some or all of the Subject Assets on the Closing are hereby directed to surrender possession of the Subject Assets to the Buyer at Closing.

            26. Except for the Assumed Liabilities or as expressly permitted or otherwise specifically provided for in the Purchase Agreement or this Order, the Buyer shall have no liability or responsibility for any liability or other obligation of the Debtors arising under or related to the Subject Assets other than for the Assumed Liabilities, and shall have no obligations arising out of or related to the Excluded Assets or Excluded Liabilities. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein and in the Purchase Agreement, the Buyer shall not be liable for any Claims or Interests in or against the Debtors or any of their predecessors or affiliates, and the Buyer shall have no successor or vicarious liabilities of any kind or character including, but not limited to, any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity, whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtors or any obligations of the Debtors arising prior to the Closing, including, but not limited to, liabilities on account of any Taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Subject Assets prior to the Closing or the Excluded Assets and Excluded Liabilities prior to or after the Closing. The Buyer has given substantial consideration under the Purchase Agreement for the benefit of holders of Interests. The consideration given by the Buyer shall constitute valid and valuable consideration for the releases of any potential Claims of successor liability of the Buyer, releases which the Court holds shall be deemed to have been given in favor of the Buyer by all holders of Interests against the Debtors or their respective assets.

            27. Under no circumstances shall the Buyer be deemed a successor of or to the Debtors for any Interest against or in the Debtors, the Subject Assets, the Excluded Assets or the Excluded Liabilities of any kind or nature whatsoever. Except for the Assumed Liabilities, the sale, transfer, assignment and delivery of the Subject Assets shall not be subject to any Interests, and Interests of any kind or nature whatsoever shall remain with, and continue to be obligations of, the Debtors. Except for the Assumed Liabilities, all persons holding Interests against or in the Debtors, the Subject Assets, the Excluded Assets or the Excluded Liabilities of any kind or nature whatsoever (including but not limited to, the Sellers and/or their respective successors, including any trustees thereof, creditors, employees, unions, former employees and shareholders, administrative agencies, governmental units, secretaries of state, federal, state and local officials, maintaining any authority relating to any environmental, health and safety laws, and their respective successors or assigns) shall be, and hereby are, forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such Interests of any kind or nature whatsoever against the Buyer, its property, its successors and assigns, or the Subject Assets, as an alleged successor or otherwise, with respect to any Interest of any kind or nature whatsoever such person or entity had, has, or may have against or in the Debtors, the Debtors' estates, their respective officers, directors, shareholders, the Subject Assets, the Excluded Assets or the Excluded Liabilities. Following the Closing, no holder of an Interest in the Debtors shall interfere with the Buyer's title to or use and enjoyment of the Subject Assets based on or related to such Interest, or any actions that the Debtors may take in their Chapter 11 cases.

            28. Nothing contained in the Purchase Agreement or this Order (i) shall be deemed to sell, transfer, assign, or convey the Excluded Assets (as defined in section 2.2 of the Purchase Agreement) to the Buyer and the Debtors shall retain all right, title and interest to, in and under the Excluded Assets or (ii) shall be deemed to be an assumption by the Buyer of the Excluded Liabilities (as defined in section 2.4 of the Purchase Agreement). Under no circumstances shall the Buyer be deemed a successor of or to the Debtors for any liabilities of the Debtors relating to the Excluded Assets or Excluded Liabilities.

            29. This Court retains jurisdiction to enforce and implement the terms and provisions of this Order, the Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Subject Assets to the Buyer, (b) compel delivery of the purchase price or performance of other obligations owed by or to the Debtors, (c) resolve any disputes arising under or related to the Purchase Agreement, except as otherwise provided therein, (d) interpret, implement, and enforce the provisions of this Order, and (e) protect the

Buyer against (i) any of the Excluded Liabilities, (ii) the assertion of any Interests against the Subject Assets, of any kind or nature whatsoever, or (iii) the assertion of any Claims or Interests arising out of the Excluded Assets or the Excluded Liabilities.

            30. The transactions contemplated by the Purchase Agreement are undertaken by the Buyer without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale (including the assumption and assignment of any of the Purchased Contracts), unless such authorization is duly stayed pending such appeal. The Buyer is a purchaser in good faith of the Subject Assets, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.

            31. The terms and provisions of the Purchase Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors, their estates, and their creditors, the Buyer and its respective affiliates, successors, and assigns, and any affected third parties including, but not limited to, all persons asserting an Interest in the Subject Assets, notwithstanding any subsequent appointment of any trustee(s) under any chapter of the Bankruptcy Code, as to which trustee(s) such terms and provisions likewise shall be binding.

            32. Nothing contained in any plan of reorganization confirmed in these cases or any order of this Court confirming such plan shall conflict with or derogate from the provisions of the Purchase Agreement or the terms of this Order.

            33. The failure specifically to include any particular provisions of the Purchase Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Purchase Agreement be authorized and approved in its entirety.

            34. The Purchase Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment, or supplement does not have a material adverse effect on the Debtors' estates or an adverse effect on the rights or interests of the DIP Agent and/or DIP Lenders. Unless consented to in writing by the DIP Agent, any modification, amendment or supplement that adversely affects the rights or interests of the DIP Agent and/or DIP Lenders shall, in the absence of a further order of this Court on notice to such party, be null and void and without effect.

            35. The transfer of the Subject Assets pursuant to the Sale is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly shall not be taxed under any law imposing a stamp tax or a sale, transfer, or any other similar tax. Each and every federal, state and local government agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of any of the Subject Assets, all without imposition or payment of any stamp tax, transfer tax, or similar tax.

            36. The provisions of this Order are non-severable and mutually dependent and, pursuant to Bankruptcy Rules 6004(g) and 6006(d), this Order shall not be stayed for 10 days and shall be effective immediately upon entry.

Dated: June __, 2005
       New Orleans, Louisiana

                                    EXHIBIT A

                               PURCHASE AGREEMENT

                                    EXHIBIT B

                          EXECUTORY CONTRACTS SCHEDULE

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF LOUISIANA

------------------------------X
                              :
IN RE                         :       BANKRUPTCY NUMBERS
TORCH OFFSHORE, INC.          :       05- 10137
             DEBTOR(S)        :       SECTION "B"
                              :       CHAPTER 11
                              :       REORGANIZATION
                              :
                              :       (JOINTLY ADMINISTERED WITH)
                              :
TORCH OFFSHORE, L.L.C. AND    :       05- 10138
TORCH EXPRESS, L.L.C.         :       05- 10140
                              :
------------------------------X

              ORDER (A) APPROVING BIDDING PROCEDURES FOR SUBMISSION
                   AND ACCEPTANCE OF COMPETING BIDS, AND UNDER
                CERTAIN CIRCUMSTANCES, PAYMENT OF A BREAK-UP FEE
              AND EXPENSE REIMBURSEMENT TO CAL DIVE INTERNATIONAL,
               INC.; (B) SCHEDULING BIDDING DEADLINE, AUCTION DATE
                     AND SALE HEARING DATE; (C) ESTABLISHING
                 PROCEDURE FOR DETERMINING CURE AMOUNTS; AND (D)
              FIXING NOTICE PROCEDURES AND APPROVING FORM OF NOTICE

            Upon the motion, dated April 6, 2005 (the "Motion"), of Torch Offshore, Inc. ("TOI"), Torch Offshore, LLC ("LLC"), and Torch Express, LLC ("Express" or the "Seller"), as debtors and debtors in possession (collectively, the "Debtors"), for, inter alia, entry of an order (i) approving the proposed bidding procedures annexed hereto as Exhibit A for submission and acceptance of competing bids (the "Bidding Procedures") and, under certain circumstances, payment of a break-up fee in the amount of $ 1,878,500 (the "Break-Up Fee") and expense reimbursement subject to a cap of $500,000 (the "Expense Reimbursement") to Cal Dive International, Inc. ("Cal Dive" or the "Buyer"); (ii) scheduling a bidding deadline, auction date, and sale hearing date; (iii) establishing procedures for determining cure amounts relating to the assumption and assignment of certain executory contracts and unexpired leases; and (iv) fixing notice procedures and approving forms of notice; and the Court having reviewed the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. Sections 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the United States District Court for the Eastern District of Louisiana, dated April 11, 1990; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. Section 157(b); and venue being proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409; and it appearing that notice of the Motion was good and sufficient under the circumstances and that no other or further notice need be given; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the "Hearing"); and it appearing that entry of this order is in the best interests of the Debtors, their estates, and all parties in interest; and upon the Motion and the record of the Hearing and all other proceedings had before the Court; and after due deliberation and good cause appearing therefor, it is hereby

            FOUND AND DETERMINED THAT: (1)

            A. The Debtors have articulated good and sufficient reasons for this Court to grant the relief requested in the Motion regarding the bidding process (the "Bidding Procedure Relief"), including the Court's (i) approval of the Bidding Procedures, (ii) approval of payment of the Break-Up Fee and Expense Reimbursement

------------------------------
(1) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed.
      R. Bankr. P. 7052. To the extent of any inconsistency between the terms of the bidding procedures attached to the executed Purchase Agreement and the terms of the bidding procedures attached to this Order and/or the Motion, the terms of the bidding procedures attached to the Purchase Agreement shall in all respects control.

as superpriority administrative expenses in accordance with the terms of the Purchase Agreement, (2) (iii) determination of the procedures for determining the final Cure Amounts in the manner described herein, and (iv) approval of the adequacy of, and authorization to serve, the Sale Notice Package.

            B. The Debtors have articulated good and sufficient reasons for, and the best interests of their estates will be served by, this Court scheduling a subsequent hearing (the "Sale Hearing") to consider whether to grant the remainder of the relief requested in the Motion, including the approval of the sale of certain of the assets (the "Subject Assets") of the Debtors in accordance with either (i) that certain asset purchase agreement, attached as Exhibit B to the Motion (together with all exhibits and agreements attached thereto, the "Purchase Agreement"), by and between the Debtors and Cal Dive (the "Transaction") or (ii) such other agreement that may constitute the Prevailing Bid (a "Competing Transaction"), and free and clear of all liens, claims, encumbrances, and interests (with the same to attach to the proceeds therefrom) pursuant to section 363 of title 11, United States Code (the "Bankruptcy Code").

            C. The Break-Up Fee and Expense Reimbursement to be paid under the circumstances as set forth in the Purchase Agreement are (1) an actual and necessary cost and expense of preserving the Debtors' estates, within the meaning of section 503(b) of the Bankruptcy Code, (2) commensurate to the real and substantial benefit conferred upon the Debtors' estates by the Buyer, (3) reasonable and appropriate, in light of the size and nature of the proposed Transaction and comparable transactions, the commitments that have been made, and the efforts that have been and will be expended by the Buyer,

-----------------------
(2) Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, the Bidding Procedures and/or the Motion.

and (4) necessary to induce the Buyer to continue to pursue the Transaction and to continue to be bound by the Purchase Agreement.

            D. Moreover, the estates' authorization to pay the Break-Up Fee and the Expense Reimbursement is an essential inducement and condition relating to the Buyer's entry into, and continuing obligations under, the Purchase Agreement. Unless the Buyer is assured that each of the Break-Up Fee and the Expense Reimbursement will be made in each of the circumstances described in the Purchase Agreement, the Buyer is unwilling to remain obligated to purchase the Subject Assets or be otherwise bound under the Purchase Agreement (including the obligation to remain committed to its offer while such offer is subjected to higher or otherwise better offers as contemplated by the Bidding Procedures). The Debtors' promise to pay, subject to court approval, each of the Break-Up Fee and the Expense Reimbursement has induced the Buyer to submit a bid that will serve as a minimum or floor bid on which the Debtors, their creditors, and other bidders can rely. The Buyer has provided a material benefit to the Debtors and their creditors by increasing the likelihood that the best possible purchase price for the Subject Assets will be received. Accordingly, the Bidding Procedures, the Break-Up Fee and the Expense Reimbursement are reasonable and appropriate and represent the best method for maximizing value for the benefit of the Debtors' estates.

            E. The Purchase Agreement and its terms were negotiated by the Debtors and the Buyer in good faith and in an arms-length manner.

            NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

            1. The Bidding Procedure Relief sought in the Motion is GRANTED.

            2. The Bidding Procedures, which are incorporated herein by reference, are hereby approved and shall govern all bids and bid proceedings relating to the sale of all or a portion of the Subject Assets. The Debtors are authorized to take any and all actions necessary or appropriate to implement the Bidding Procedures.

            3. Payment of the Break-Up Fee and the Expense Reimbursement under the circumstances set forth and in accordance with the terms of the Purchase Agreement is hereby approved. If the Purchase Agreement is terminated under such circumstances that payment of the Expense Reimbursement and/or the Break-Up Fee is triggered under the terms thereof, such payments shall be made in accordance with the terms of the Purchase Agreement. The Debtors are hereby authorized and directed, without need for further order of this Court, to pay the Buyer the Break-Up Fee and Expense Reimbursement in the manner and upon the terms as set forth in the Purchase Agreement. The Break-Up Fee and Expense Reimbursement shall be paid out of the Debtors' estates, and the claim or claims of the Buyer to payment of either or both of the Break-Up Fee and Expense Reimbursement shall constitute an allowed superpriority administrative expense claim in the Debtors' chapter 11 cases.

            4. The deadline for submitting a Qualified Bid shall be May [27/28], 2005, at 12:00 p.m. (Central Standard Time). The Sale Notice Package and the Cure Notice shall be served at least twenty (20) days prior to the Sale Hearing. Objections to (i) approval of the Transaction or a Competing Transaction, including the sale of all or any part of the Subject Assets free and clear of liens, claims, encumbrances, and interests pursuant to section 363 of the Bankruptcy Code, (ii) any Cure Amount, and/or (iii) the assumption by the Debtors and assignment to the Buyer or a Successful Bidder of a

Purchased Contract shall be eight (8) days prior to the Sale Hearing (the "Objection Deadline").

            5. As further described in the Bidding Procedures, the Debtors shall conduct the Auction on June __, 2005 (3) if a Qualified Bid (other than the Buyer's bid) is timely received.

            6. The Court shall conduct the Sale Hearing on June __, 2005 (4) at 9:00 a.m. (Central Standard Time), at which time, the Court will consider approval of the Transaction or a Competing Transaction to the Prevailing Bidder. In the event the Buyer is not the Prevailing Bidder, non-Debtor parties to the Purchased Contracts may raise objections to adequate assurance of future performance at the Sale Hearing.

            7. In order to be considered, an objection to the Transaction or any Competing Transaction, to any Cure Amount, or to the assumption by the Debtors and assignment to Cal Dive of a Purchased Contract must be filed and served upon
(i) Torch Offshore, Inc., 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056
Attn: David Phelps and Robert Fulton; (ii) the Debtors' bankruptcy counsel, (a) Heller, Draper, Hayden, Patrick, & Horn, LLC, 650 Poydras Street, Suite 2500, New Orleans, LA 70130, Attn: William H. Patrick, III, Esq. and Jan M. Hayden, Esq., and (b) King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036-4003, Attn: Lawrence A. Larose, Esq. and George B. South, Esq.; (iii) Raymond James & Associates, 250 Park Avenue, 2nd Floor, New York, NY 10177,
Attn: Raj Singh; and (iv) Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Tx 77002, Attn: Alfredo Perez, Esq.

----------------------------
(3) Date inserted to be approximately thirty five (35) days after entry of the Bidding Procedures Order.

(4) Date inserted to be within fifty (50) days after entry of the Bidding Procedures Order.

(counsel to the Buyer), on or before the Objection Deadline and must state with specificity the nature of such objection and, if applicable, the alleged Cure Amount (with appropriate documentation in support thereof). If an objection to a Cure Amount is timely filed and served, the Debtors may schedule a hearing to consider such objection in the event it cannot be resolved among the parties at or prior to the Sale Hearing. If no objection to the Cure Amount for the respective Purchased Contract is timely filed and served, the Cure Amount set forth in the Cure Notice shall be binding upon the respective non-Debtor party to the Purchased Contract for all purposes in the Debtors' chapter 11 cases, and the respective non-Debtor party shall be forever barred from objecting to the Cure Amount set forth in the Sale Notice, including, without limitation, the right to assert any additional cure or other amount with respect to their respective Purchased Contract. In the event one or more Purchased Contracts (as defined in the Purchase Agreement) are added to the Purchase Agreement or any other purchase agreement on or before the closing of the Transaction or in connection with any Competing Transaction, as applicable (the "Additional Purchased Contracts"), the Debtors will serve an additional notice on the non-Debtor parties to such Additional Purchased Contracts, and such non-Debtor parties shall have twelve (12) days thereafter to object to the Cure Amount, unless such period is shortened by the Court, provided, however, that the Debtors and the Buyer (or the Prevailing Bidder) shall be deemed to have reserved their right to remove any of the Purchased Contracts (including any Additional Purchased Contracts, the "Removed Contracts") from the Purchase Agreement until the closing of the Transaction. In the event that any Purchased Contracts previously included in the Purchase Agreement are removed, the Debtors will serve notice on the non-Debtor parties to such Removed Contracts.

            8. The effective date of any assumption and assignment of any Purchased Contract shall be the date on which the Sale closes (the "Closing"). Accordingly, any Cure Amounts to be paid under any Purchased Contract will also be paid upon the closing of the Sale or as soon thereafter as the Cure Amount is fixed by the Court or agreed upon by the parties. In the event that the Debtors and the non-Debtor party to any Purchased Contract are unable to agree on the Cure Amount prior to the Closing, the Debtors may hold the disputed portion of the Cure Amount in escrow, such that the assignment of such Purchased Contract will be effective on the Closing Date.

            9. The notices described below shall be good and sufficient, and no other or further notice shall be required if given as follows:

            a. At least twenty (20) days prior to the Sale Hearing, the Debtors shall serve the Sale Notice Package, consisting of:
                  (i) this Order (including a copy of the Bidding Procedures) and (ii) the Sale Notice in substantially the form attached to the Motion as Exhibit E, on (i) the U.S. Trustee, (ii) the DIP Lenders, (iii) GECC, (iv) the Creditors' Committee, (v) counsel for Cal Dive; (vi) all known creditors of the Debtors;
                  (vii) all parties entitled to notice pursuant to the Court's Order, dated January 11, 2005, establishing notice procedures in these chapter 11 cases, (viii) any party that timely files an objection to this Motion; (ix) any party that has asserted or may have a lien and/or interest in the Subject Assets; (x) any party that is reasonably known to the Debtors to be entitled to assert a maritime lien in the Subject Assets, (xi) all relevant federal, state and local regulatory or taxing authorities or recording offices that have the ability to impose a tax, charge, or lien on the Subject Assets, (xii) the Securities and Exchange Commission and (xiii) any other party which the Debtors have determined, in their sole and absolute discretion, may have an interest in submitting a Qualified Bid;

            b. In addition, the Debtors also will publish a notice, substantially in the form of the Sale Notice, at least twenty
                  (20) days prior to the Sale Hearing, in the national edition of The Wall Street Journal and Offshore Source Magazine and/or Upstream Magazine (based on timing and availability).

            10. The failure of any objecting person or entity to timely file its objection shall be a bar to the assertion, at the Sale Hearing or thereafter, of any objection to the Motion, or the consummation and performance of the Transaction contemplated by the Purchase Agreement or a Competing Transaction, if any (including the transfer free and clear of all liens, claims, encumbrances, and interests of each of the Subject Assets transferred as part of the Transaction or Competing Transaction).

            11. The Court shall retain jurisdiction over any matter or dispute arising from or relating to the implementation of this Order. The Debtors are hereby authorized and empowered to take such steps, expend such sums of money, and do such other things as may be necessary to implement and effect the terms and requirements of this Order. Notwithstanding Bankruptcy Rules 6004(g) and 6006(d), this Order shall not be stayed for ten (10) days after the entry hereof and shall be effective and enforceable immediately upon signature hereof. Such stay is necessary to the Debtors' ability to comply with the deadlines required by the Buyer and set forth in the Purchase Agreement.

            12. The Sale Hearing may be adjourned from time to time without further notice to creditors or parties in interest other than by announcement of the adjournment in open Court or on the Court's calendar on the date scheduled for the Sale Hearing or any adjourned date.

Dated: April ___, 2005
       New Orleans, Louisiana

                       BIDDING PROCEDURES FOR THE SALE OF
                     CERTAIN ASSETS OF TORCH OFFSHORE, INC.

            Torch Offshore, Inc. ("TOI"), Torch Offshore, LLC ("TOLLC") and Torch Express, LLC ("TELLC", and with TOI and TOLLC, the "Debtors"), have entered into that certain asset purchase agreement (the "Purchase Agreement")
(1), dated as of April 1, 2005, with Cal Dive International, Inc. ("Cal Dive" or the "Buyer") for the sale of certain assets of the Debtors (as described in the Purchase Agreement, including the assumption of certain liabilities, executory contracts and unexpired leases, the "Subject Assets") free and clear of Liens (other than Permitted Exceptions) pursuant to section 363(f) of the Bankruptcy Code and are soliciting other higher or better bids for the sale of the Subject Assets.

            By motion dated April 6, 2005 (the "Motion"), the Debtors, as debtors and debtors in possession, sought, among other things, approval of the process and procedures through which it will determine the highest or otherwise best price for the Subject Assets. On April __, 2005, the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court") entered its order (the "Bidding Procedures Order"), which, among other things, authorized and directed the Debtors to determine the highest or otherwise best price for the Subject Assets through the process and procedures set forth below (the "Bidding Procedures").

            On June __, 2005, as further described below and in the Motion, the Bankruptcy Court shall conduct a hearing (the "Sale Hearing") at which the Debtors shall seek entry of an order (the "Sale Order") authorizing and approving the sale of all or part of the Subject Assets (a "Transaction") pursuant to either (i) the Purchase Agreement or (ii) a different Prevailing Bid (as defined below).

            The Debtors shall select the Qualified Bidder based on their determination of the highest and best offer for the Subject Assets. The Debtors shall have the sole and unfettered discretion to determine the highest and best qualifying bid or bids for the Subject Assets, and may take into consideration when making such determination whether a sale of less than all of the Subject Assets to one bidder, or of different combinations of assets to multiple bidders, will result in a higher net benefit to the estates when considering, among other things, the remaining value of the unsold assets, the net amount of the purchase price (including, where applicable, payment of the Break-Up Fee and Expense Reimbursement), the form of consideration being offered, and the likelihood of the bidder's ability to close a transaction and the timing thereof.

------------------------------
(1) A copy of the Purchase Agreement is annexed to the Motion. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

                              THE BIDDING PROCESS (2)

            The Debtors will (i) determine whether any person is a Qualified Bidder, (ii) coordinate the efforts of Qualified Bidders in conducting their respective due diligence investigations regarding the Subject Assets generally,
(iii) receive offers from Qualified Bidders, and (iv) negotiate any offer made to purchase the Subject Assets (collectively, the "Bidding Process"). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder and the Debtors are not obligated to furnish any information of any kind whatsoever relating to the Debtors or the Subject Assets to any person who is not a Qualified Bidder. Only those bidders who have submitted Qualified Bids (as defined below) shall be eligible to participate in the Auction (as defined below). The Debtors have the right to adopt such other rules and to modify certain terms related to the Bidding Process which, in their sole judgment, will better promote the goals of the Bidding Process and which are not inconsistent with any of the other provisions hereof or of any Bankruptcy Court order.

                   DETERMINATION OF "QUALIFIED BIDDER" STATUS

            In order to participate in the Bidding Process, each person (a "Potential Bidder"), other than the Buyer, Regions Bank ("Regions"), Export Development Canada ("EDC") and General Electric Capital Corporation ("GECC"), must deliver (unless previously delivered) to the Debtors:

                  (i) An executed confidentiality agreement in form and substance satisfactory to the Debtors; and

                  (ii) Current audited financial statements of the Potential Bidder or, if the Potential Bidder is an entity formed for the purpose of acquiring the Subject Assets, current audited financial statements of the equity holder(s) of the Potential Bidder, or such other form of financial disclosure acceptable to the Debtors demonstrating such Potential Bidder's ability to close a Sale.

            A "Qualified Bidder" is a Potential Bidder (x) that timely delivers the documents described in subparagraphs (i) and (ii) above and (y) that the Debtors in their business judgment determine is financially able to consummate the purchase of the Subject Assets. The Debtors reserve the right to make the sole and final determination of who is a Qualified Bidder. The Buyer, Regions, EDC and GECC are each deemed to be a Qualified Bidder.

------------------------
(2) To the extent of any inconsistency between the terms of the bidding procedures attached to the executed Purchase Agreement and the terms of the bidding procedures set forth herein, the terms of the bidding procedures attached to the Purchase Agreement shall in all respects control.

                                  BID DEADLINE

            THE DEADLINE FOR SUBMITTING BIDS BY A QUALIFIED BIDDER SHALL BE MAY [27/28], 2005, (3) AT 12:00 P.M. (PREVAILING CENTRAL TIME) (THE "BID DEADLINE").

            Prior to the Bid Deadline, a Qualified Bidder that desires to make a bid shall simultaneously deliver written copies of its bid to: (i) Torch Offshore, Inc., 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056 Attn:
David Phelps and Robert Fulton; (ii) the Debtors' bankruptcy counsel, (a) Heller, Draper, Hayden, Patrick, & Horn, LLC, 650 Poydras Street, Suite 2500, New Orleans, LA 70130, Attn: William H. Patrick, III, Esq. and Jan M. Hayden, Esq., and (b) King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036-4003, Attn: Lawrence A. Larose, Esq. and George B. South, Esq.; and (iii) Raymond James & Associates, 250 Park Avenue, 2nd Floor, New York, NY 10177,
Attn: Raj Singh. Upon receipt, the Debtors shall promptly distribute a copy of each such bid to Cal Dive.

                     DETERMINATION OF "QUALIFIED BID" STATUS

            A bid received from a Qualified Bidder will constitute a "Qualified Bid" only if it includes all of the Required Bid Documents listed below and meets all of the Bid Requirements set forth below.

            Requirements for Submitting a Qualified Bid: All bids must satisfy the following requirements (collectively, the "Bid Requirements"):

(a) A Qualified Bidder must submit the following "Required Bid Documents" in a form acceptable to the Debtors:

            (i) A written offer stating that (x) the Qualified Bidder offers to purchase one or more, or substantially all, of the Subject Assets, (y) an executed purchase and sale agreement that substantially conforms to the Purchase Agreement or that contains terms and conditions that are no less favorable to the Debtors than the Purchase Agreement, and (z) the Qualified Bidder's offer is irrevocable until the closing of the purchase of the Subject Assets; and

            (ii) A good faith deposit (the "Good Faith Deposit") in the form of a certified check (or other form acceptable to the Debtors in their sole discretion) payable to the order of the Debtors (or such other party as the Debtors may determine) in an amount equal to or greater than the sum of 5% of the Qualified Bid of the Qualified Bidder;

(b) The bid must consist of a good faith, bona fide offer to purchase all or a portion of the Subject Assets for cash, cash equivalents, debt or equity securities and/or the assumption of all or a portion of the Debtors' liabilities;

(c) The bid is accompanied by satisfactory evidence of committed financing or other ability to perform the acquisition of the Subject Assets;

----------------------------
(3) Or such other date as thirty (30) days after entry of the Bidding Procedures Order.

(d) The bid is accompanied by satisfactory evidence of the Qualified Bidder's ability to provide adequate assurance of future performance (within the meaning of the Bankruptcy Code) under any unexpired leases and executory contracts to be assumed by the Debtors and assigned to the Qualified Bidder;

(e) The bid is not conditioned upon the Bankruptcy Court's approval of any bid protections, such as a breakup fee, termination fee, expense reimbursement or similar type of payment;

(f) The Qualified Bidder acknowledges and represents that it: (1) has had an opportunity to conduct due diligence regarding the Subject Assets prior to making its offer and does not require significant further due diligence;
      (2) has relied solely upon its own independent review, investigation and/or inspection of any documents an/or the Subject Assets in making its bid; and (3) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Subject Assets, or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in these Bidding Procedures; and

(g)   The bid is received by the Bid Deadline.

            In evaluating a Qualified Bid, the Debtors must determine that the bid (i) is not materially more burdensome or conditional than the terms of the Purchase Agreement and (ii) has a value greater than or equal to the sum of (w) the amount of the Break-Up Fee, plus (x) the amount of the Expense Reimbursement, plus (y) the consideration to the Debtors arising out of the Purchase Agreement including the payment of the Purchase Price and the assumption of the Assumed Liabilities.

                                   THE AUCTION

            If more than one Qualified Bid is received, the Debtors will conduct an auction (the "Auction") with respect to the Subject Assets. If no Qualified Bid (other than that of the Buyer) is received by the Bid Deadline, the Debtors shall report the same to the Bankruptcy Court, the Buyer's bid will be deemed the highest or otherwise best offer for the Subject Assets (the "Prevailing Bid") and the Debtors shall proceed with the transactions contemplated by the Purchase Agreement.

            The auction, if required, will commence at 9:00 a.m. (Central Time) on June 2, 2005 (4) at the offices of Heller, Draper, Hayden, Patrick & Horn, L.L.C. in New Orleans, Louisiana, or at such later time or other place as agreed by the Buyer and the Debtors, and of which the Debtors will notify all Qualified Bidders who have submitted Qualified Bids.

            At least one (1) Business Day prior to the Auction, the Debtors will provide to the Buyer and all other Qualified Bidders a copy of the highest or otherwise best Qualified Bid received and copies of all other Qualified Bids. In addition, the

---------------------------------
(4)   Or such other date as is approximately five (5) days after the Bid
      Deadline.

Debtors will inform the Buyer and each Qualified Bidder who has expressed its intent to participate in the Auction of the identity of all Qualified Bidders that may participate in the Auction and will provide copies of the bids of all such Qualified Bidders.

            Only the Buyer, the Debtors, the Official Committee of Unsecured Creditors appointed in the Debtors' chapter 11 cases, Regions, EDC, GECC and any Qualified Bidders (and such parties' representatives and professionals) will be entitled to attend, participate and be heard at the Auction, and only the Buyer and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction.

            During the Auction, bidding will begin at the purchase price stated in the highest or otherwise best Qualified Bid or Bids, plus the amount of the Break-Up Fee, plus the maximum amount of the Expense Reimbursement, plus $150,000, unless such Qualifying Bid or Bids already include(s) such Break-Up Fee, Expense Reimbursement and Overbid Amount (as defined below). Bidding will subsequently continue in additional minimum increments of at least One Hundred Fifty Thousand Dollars ($150,000) (the "Overbid Amount").

            All bids made at the Auction will be announced in the presence of all other Qualified Bidders. All Qualified Bidders shall be required to disclose at the Auction the identity of the person or entity on whose behalf its bid is being submitted. Bidding at the Auction will continue until such time as the highest or otherwise best Qualified Bid is determined. Upon the conclusion of the Auction, the Debtors will (i) review each Qualified Bid on the basis of financial and contractual terms and other factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the Sale, and (ii) identify the highest or otherwise best offer for the Subject Assets (as defined above, the "Prevailing Bid"). The ultimate selection of the Prevailing Bid shall be made by the Debtors and in the event of any dispute concerning such selection, the Bankruptcy Court shall have the exclusive jurisdiction to adjudicate such matter. The Prevailing Bidder shall be required to supplement its Good Faith Deposit within one (1) Business Day following the conclusion of the Auction to the extent necessary to ensure that such deposit is equal to at least 5% of the consideration (including cash and assumption of liabilities) to be paid pursuant to the Prevailing Bid; provided, however, that in no event shall the Buyer or any bidders under Section 363(k) of the Bankruptcy Code be required to provide such supplement or deposit.

                          ACCEPTANCE OF QUALIFIED BIDS

            At the Sale Hearing, the Debtors will seek entry of an order authorizing and approving the Sale (i) if no Qualified Bid is received (other than that of the Buyer), to the Buyer pursuant to the terms and conditions set forth in the Purchase Agreement, or (ii) if another Qualified Bid is received by the Debtors, to the Buyer or such other Qualified Bidder as the Debtors, in the exercise of their business judgment, determine have made the highest or otherwise best offer to purchase the Subject Assets (the "Prevailing Bidder"). The Debtors, in their sole discretion, may adjourn or reschedule the Sale Hearing without notice by an announcement of the adjourned date at the Sale Hearing.

            Following the Sale Hearing approving the Sale of the Subject Assets to the Prevailing Bidder, if such Prevailing Bidder fails to consummate an approved Sale because of a breach or failure to perform on the part of such Prevailing Bidder, the next highest or otherwise best Qualified Bid, as disclosed at the Sale Hearing, will be deemed to be the Prevailing Bid and the Debtors will be authorized to consummate the Sale with the Qualified Bidder submitting such bid without further order of the Bankruptcy Court, provided, however, whether or not Cal Dive is the Second Highest Bidder, Cal Dive shall only be obligated to purchase the Subject Assets if required by the terms of the Purchase Agreement, as modified by Cal Dive's highest Bid at the Auction.

                PAYMENT OF BREAK-UP FEE AND EXPENSE REIMBURSEMENT

            Upon consummation of a sale of Subject Assets or any portion of the Subject Assets by any Person (other than Buyer), subject to and accordance with the terms and conditions of the Purchase Agreement, therefor, the Debtors shall, and shall be permitted and authorized to, pay the Break-Up Fee and Expense Reimbursement contemporaneously therewith by wire transfer of immediately available funds to an account designated by the Buyer. In the event the Break-Up Fee and Expense Reimbursement become payable for any reason other than the sale of all or any portion of the Subject Assets to a Person other than Buyer, the Debtors shall be permitted and authorized, subject to and in accordance with the terms of the Purchase Agreement, to pay to Buyer the Break-Up Fee and Expense Reimbursement on the earlier of (i) the effective date of any chapter 11 plan confirmed in the Bankruptcy Case, or (ii) one (1) year after the Petition Date.

                          RETURN OF GOOD FAITH DEPOSIT

            The Good Faith Deposits of all Qualified Bidders will be returned to the Qualified Bidders within five (5) business days after the day on which the Prevailing Bidder is chosen, except for the Prevailing Bidder and the next highest or otherwise best Qualified Bidder, whose deposits shall be retained until five (5) business days after the closing of the Sale, and the Qualified Bidder with respect to the Second Highest Bid will remain obligated to purchase all or part of the Subject Assets in accordance with such bid until the consummation of the sale to the Prevailing Bidder; provided, however, that the Security Deposit of Buyer shall be paid, returned or applied as set forth in the Purchase Agreement.

            If a Prevailing Bidder fails to consummate an approved Sale because of a breach or failure to perform on the part of such Prevailing Bidder, the Debtors will not have any obligation to return the Good Faith Deposit deposited by such Prevailing Bidder, and such Good Faith Deposit irrevocably will become property of the Debtors; provided, however, that in all circumstances the Security Deposit of Buyer shall be paid, returned or applied as set forth in the Purchase Agreement.

                                  MODIFICATIONS

            The Debtors may (a) determine, in their business judgment, which Qualified Bid, if any, is the highest or otherwise best offer; and (b) reject any bid (other than that of the Buyer) that, in the Debtors' sole discretion, is
(i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or (iii) contrary to the best interests of the Debtors, their estates and their creditors.

                                  JURISDICTION

            The Bankruptcy Court shall retain exclusive jurisdiction over any matter or dispute relating to the Sale, the Bidding Process, the Sale Hearing, the Purchase Agreement, the Auction, and/or any other matter that in any way relates to the foregoing.

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF LOUISIANA

--------------------------------X
                                :
IN RE                           :    BANKRUPTCY NUMBERS
TORCH OFFSHORE, INC.            :    05- 10137
             DEBTOR(S)          :    SECTION "B"
                                :    CHAPTER 11
                                :    REORGANIZATION
                                :
                                :    (JOINTLY ADMINISTERED WITH)
                                :
TORCH OFFSHORE, L.L.C. AND      :    05- 10138
TORCH EXPRESS, L.L.C.           :    05- 10140
                                :
--------------------------------X

                       NOTICE OF AUCTION AND SALE HEARING
                     TO SELL CERTAIN OF THE DEBTORS' ASSETS

            PLEASE TAKE NOTICE that upon the motion (the "Motion") of Torch Offshore, Inc. ("TOI"), Torch Offshore, L.L.C. ("TOLLC"), and Torch Express, L.L.C. ("TELLC"), as debtors and debtors in possession (the "Debtors"), dated April 6, 2005, the United States Bankruptcy Court for the Eastern District of Louisiana (the "Court") has issued an order dated April __, 2005 (the "Bidding Procedures Order"), among other things, (a) scheduling a hearing (the "Sale Hearing") on the Motion of the Debtors to approve that certain Asset Purchase Agreement, dated as of April 1, 2005 (the "Purchase Agreement"), by and among the Debtors and Cal Dive International, Inc. ("Cal Dive"), with respect to the sale of substantially all the Debtors' assets (the "Subject Assets") free and clear of all liens, claims, and encumbrances, and subject to higher or better offers; (b) scheduling an auction in connection therewith (the "Auction"); (c) approving certain procedures for the submission and acceptance of any competing bids (the "Bidding Procedures"); (d) approving a procedure for the assumption, assignment, and sale of certain executory contracts and unexpired leases, as set forth in the Purchase Agreement (the "Purchased Contracts"), as well as the assumption, assignment, and sale of such Purchased Contracts; (e) approving the form and manner of notice of the Motion and the relief requested therein (the "Notice"); and (f) setting a deadline for the filing of objections, if any, to the relief requested in the Motion.

A.    THE AGREEMENT

      The total consideration under the Purchase Agreement for the sale of the Subject Assets is (i) $92 million in cash and (ii) payment of certain cure costs associated with the assumption of certain executory contracts and leases, all as set forth more fully in the Purchase Agreement, a copy of which is annexed to the Motion as Exhibit B.

B.    THE SALE HEARING

      The Sale Hearing will be held before the Honorable Jerry A. Brown, United States Bankruptcy Judge, in Courtroom B-705 of the United States Bankruptcy Court for the Eastern District of Louisiana, 500 Poydras Street, 7th Floor, New Orleans, Louisiana 70130 on June __, 2005, at 2:00 p.m. (Central Time).

      Responses or objections, if any, to the relief sought in the Motion must be filed with the Clerk of the Court and served upon (i) Torch Offshore, Inc., 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056 Attn: David Phelps and Robert Fulton; (ii) the Debtors' bankruptcy counsel, (a) Heller, Draper, Hayden, Patrick, & Horn, LLC, 650 Poydras Street, Suite 2500, New Orleans, LA 70130,
Attn: William H. Patrick, III, Esq. and Jan M. Hayden, Esq., and (b) King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036-4003, Attn:
Lawrence A. Larose, Esq. and George B. South, Esq.; (iii) Raymond James & Associates, 250 Park Avenue, 2nd Floor, New York, NY 10177, Attn: Raj Singh; and
(vi) Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Tx 77002,
Attn: Alfredo Perez, Esq. (collectively, the "Notice Parties"), so as to be received no later than June __, 2005, at 4:00 p.m. (Central Time).

C.    THE AUCTION

      The Auction will be conducted on June __, 2005 at 9:00 a.m. at the offices of Heller, Draper, Hayden, Patrick & Horn, L.L.C. in New Orleans, Louisiana. The Auction may be held at such later time or other place as agreed by Cal Dive and the Debtors. The Debtors will provide notice of any adjournment or change in location of the Auction to those parties that have submitted Qualifying Bids (as defined in the Motion).

D.    CURE NOTICE

      On or before ____, 2005, the counterparties to the Purchased Contracts will be sent a notice (the "Cure Notice") which will include a schedule setting forth the respective cure amounts that the Debtors believe are required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption of the Purchased Contracts (the "Cure Amounts"). Any objection to the Cure Amounts must be in writing, filed with the Court, and actually received by the Notice Parties no later than _____, 2005, at 4:00 p.m. (Central Time), and must state with specificity the nature of such objection and the alleged Cure Amount (with appropriate documentation in support thereof). If an objection to a Cure Amount is timely filed and served, the Debtors may schedule a hearing to consider such objection in the event it cannot be resolved among the parties at or prior to the Sale Hearing. If no objection to the Cure Amount for the respective Purchased Contract is timely filed and served, the Cure Amount set forth on the schedule attached to the Cure Notice sent to the counterparties to the Purchased Contracts, shall be binding upon the respective non-Debtor party to the Purchased Contract for all purposes in the Debtors' chapter 11 cases, and the respective non-Debtor party shall be forever barred from objecting to the Cure Amount set forth on such schedule, including, without limitation, the right to assert any additional cure or other amount with respect to their respective Purchased Contract. In the event one or more Purchased Contracts (as defined in the Purchase Agreement) are added to the schedule of Purchased Contracts on or before the closing of the Sale Transaction or in connection with a Competing Transaction (as defined in the Motion), the Debtors will serve a notice of the amended schedule on the non-Debtor parties to such Contracts, and such non-Debtor parties shall have twelve (12) days thereafter to object to the Cure Amount, unless such period is shortened by the Court.

Dated: April __, 2005
       New Orleans, Louisiana

                                _____________________________________
                                William H. Patrick, III, Esq.
                                Jan M. Hayden, Esq.
                                Heller, Draper, Hayden, Patrick and Horn, L.L.C. 650 Poydras Street, Suite 2500
                                New Orleans, LA 70130
                                Telephone: (504) 568-1888
                                Facsimile: (504) 522-0949

                                -and-

                                Lawrence A. Larose, Esq.
                                George B. South III, Esq.
                                King & Spalding LLP
                                1185 Avenue of the Americas
                                New York, NY 10036
                                Telephone: (212) 556-2100
                                Facsimile: (212) 556-2222

                                Co-Attorneys for Debtors and
                                  Debtors In Possession

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